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                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY

                                SUPPORT AGREEMENT

THIS AGREEMENT is made the 23rd day of June, 2003,

AMONG:

         Corinthian Colleges, Inc., a corporation existing under the laws of the State of Delaware,

         (hereinafter called "PARENT"),

         - and -

         Corinthian Canada Acquisition Inc., a corporation existing under the laws of the Province of Ontario, and a subsidiary of Parent

         (hereinafter called the "OFFEROR"),

         - and -

         CDI Education Corporation, a corporation existing under the laws of the Province of Ontario,

         (hereinafter called the "COMPANY").

WHEREAS Parent, through the Offeror, desires to acquire all of the common shares in the capital of the Company (the "SHARES") and is prepared to make an offer by way of a take-over bid to purchase the Shares;

AND WHEREAS the board of directors of the Company (the "BOARD OF DIRECTORS") has determined, after receiving legal and financial advice and following the review and receipt of recommendations from its special committee of directors and its financial advisor, that it would be advisable and in the best interests of the Company for the Board of Directors to cooperate with the Parent and the Offeror and take all reasonable action to support the Offer (as defined herein) and to recommend acceptance of the Offer to holders of the Shares (the "SHAREHOLDERS"), all on the terms and subject to the conditions contained herein;

AND WHEREAS contemporaneously herewith, Parent and the Offeror have entered into a lock-up agreement (the "LOCK-UP AGREEMENT") with ABM, 1234512 Ontario Inc. and 2020584 Ontario Limited (collectively, the "LOCKED-UP SHAREHOLDER") pursuant to which the Locked-up Shareholder has agreed to irrevocably tender to the Offer all Shares owned by the Locked-up Shareholder;

AND WHEREAS certain capitalized terms used herein are defined in Schedule D to this Agreement.

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NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the respective covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties hereto hereby agree as follows:

                                    ARTICLE 1
                                    THE OFFER

1.1      THE OFFER

         (a) The Offeror shall promptly publicly announce its intention to make an offer and, subject to the terms and conditions set forth below, shall make an offer (the "OFFER") to purchase all of the Shares, including all Shares issuable upon the exercise of stock options ("OPTIONS") granted pursuant to the Company's Stock Option Plan prior to the date hereof and all Shares issuable pursuant to the Convertible Debentures. The terms of the Offer shall include any amendments to, or extensions of, such Offer made in accordance with the terms of this Agreement, including, without limitation, removing or waiving any condition or extending the date by which Shares may be deposited. The Offer shall permit a Shareholder who holds Shares indirectly through a holding company (a "HOLDCO") to accept the Offer by depositing all of the shares of the Holdco (the "HOLDCO SHARES") to the Offer for consideration equal to the consideration such Shareholder would have been entitled to receive had the Shares owned by such Holdco been deposited directly under the Offer (the "HOLDCO ALTERNATIVE"), provided that the Holdco Alternative will only be available to any particular Shareholder if the terms and conditions which are set out in Schedule C are satisfied or waived.

         (b) The Offeror shall offer to acquire the Shares for $4.33 per Share, in cash subject to downward adjustment if the Board of Directors declares, sets aside or pays any dividend or other distribution payable in cash, stock, property or otherwise, with respect to the Shares; which adjustment shall be equal to the amount of such dividend or other distribution.

         (c) Subject to subsections 1.1(g), 1.2(b) and 1.2(d), the Offeror shall mail the Offer and accompanying take-over bid circular, related letter(s) of transmittal and notice(s) of guaranteed delivery (such documents, together with the Offer, being referred to herein as the "BID CIRCULAR") in accordance with applicable Laws to each registered Shareholder as soon as reasonably practicable and in any event not later than 11:59 p.m. (Toronto time) on July 13, 2003 ("LATEST MAILING DATE"); provided, however, that if the mailing of the Bid Circular is delayed by reason of (i) an injunction or order made by a court or regulatory authority of competent jurisdiction or
                  (ii) the Offeror not having obtained any regulatory waiver, consent or approval which is necessary to permit the Offeror to mail the Offer then, provided that such injunction or order is being contested or appealed or such regulatory waiver, consent or approval is being actively sought, as applicable, then the Latest Mailing Date shall be extended for a period ending on the earlier of: (i) 11:59 p.m. (Toronto time) on August 12, 2003 and (ii) the tenth business

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                  day following the date on which such injunction or order
                  ceases to be in effect or such waiver, consent or approval is obtained, as applicable.

         (d) Prior to the printing of the Bid Circular, the Offeror shall provide the Company and its counsel with an opportunity to review and comment on it, recognizing that whether or not such comments are appropriate will be determined by the Offeror, acting reasonably.

         (e) The Offer will be made in accordance with applicable Laws and shall expire no earlier than 12:01 a.m. (local time) on the 36th day after the day (the "MAILING DATE") that the Offer is mailed to Shareholders, subject to the right of the Offeror to extend the period during which Shares and Holdco Shares may be deposited under the Offer (as it may be amended, the "EXPIRY TIME"). The terms of the Offer shall comply with the terms of this Agreement. The Offer shall be subject only to the conditions set forth in Schedule A annexed hereto. The Offeror agrees that provided all of the conditions to the Offer set out in Schedule A hereto have been satisfied or waived by the Offeror, the Offeror shall take up and pay for all of the Shares and Holdco Shares tendered under the Offer as soon as reasonably possible and in any event not later than three business days following the time at which it becomes entitled to take up such Shares and Holdco Shares under the Offer pursuant to applicable Laws.

         (f) It is understood and agreed that the Offeror may, in its sole discretion, modify or waive any term or condition of the Offer, provided that the Offeror will not, without the prior written consent of the Company, (i) increase the Minimum Tender Condition, (ii) decrease the consideration per Share,
                  (iii) change the form of consideration payable under the Offer (other than to add additional consideration or the option of Shareholders to choose one or more alternative forms of consideration in addition to the form of consideration contemplated herein), or (iv) impose additional conditions to the Offer.

         (g) The obligation of the Offeror to make the Offer by mailing the Bid Circular to Shareholders is conditional on the prior satisfaction of the following conditions, all of which conditions are included for the sole benefit of the Offeror and any or all of which may be waived by the Offeror in whole or in part in its sole discretion without prejudice to any other rights it may have under this Agreement or otherwise and which shall be deemed to have been waived by the commencement of the Offer:

                  (i) the obligations of the Offeror hereunder shall not have been terminated pursuant to Section 6.1;

                  (ii) no circumstance, fact, change, event or occurrence shall have occurred that would render it impossible for one or more of the conditions set out on Schedule A hereto to be satisfied;

                  (iii) the Board of Directors shall have prepared and approved in final form, printed for distribution to Shareholders and delivered to the Offeror for mailing with the Bid Circular a directors' circular (the "DIRECTORS'

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                           CIRCULAR"), which circular shall contain a unanimous
                           recommendation that Shareholders accept the Offer and a copy of the fairness opinion of CIBC World Markets Inc. opining that the consideration offered under the Offer is fair, from a financial point of view, to Shareholders;

                  (iv) no cease trade order, injunction or other prohibition at Law shall exist against the Offeror making the Offer or taking up or paying for Shares and Holdco Shares deposited under the Offer;

                  (v) neither the Company nor the Offeror shall have received any notice (written or oral) from any Governmental Authority indicating that any School's license, permit, accreditation, approval or registration pursuant to (A) applicable vocational and/or career training legislation or (B) the federal or provincial Canada student loan program, will be suspended or revoked;

                  (vi) the Offeror shall have received all waivers, rulings or orders necessary for the making of the Offer or to mail to Shareholders the Bid Circular from all applicable securities commissions or other securities or stock exchange regulatory authorities, including a ruling which provides that subsection 97(2) of the Securities Act (Ontario) and the equivalent provisions of the securities laws of the other provinces and territories of Canada are not violated by the employment arrangements proposed for Company employees;

                  (vii) the Company shall have complied with its obligations under this Agreement;

                  (viii)   all representations and warranties of the Company:

                           (A) that are qualified by a reference to Material Adverse Effect shall be true and correct in all respects at the time of the making of the Offer; and

                           (B) that are not qualified by a reference to a Material Adverse Effect shall be true and correct in all respects at the time of the making of the Offer unless the failure to be true or correct has not had or would not reasonably be expected to have, a Material Adverse Effect (and, for this purpose, any reference to "material" or other concepts of materiality in such representations and warranties shall be ignored);

                  (ix) there shall not have occurred or arisen (or there shall not have been generally disclosed or discovered, if not disclosed in writing to the Offeror) any change (or any condition, event or development involving a prospective change) in the business, operations, affairs, assets, liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), capitalization, financial condition, licenses, permits, rights or privileges, whether contractual or

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                           otherwise, or prospects of the Company or any of its
                           Subsidiaries considered on a consolidated basis which, in the sole judgment of the Offeror, individually or in the aggregate, has or may have a material adverse effect either on the value of the Company and its Subsidiaries considered on a consolidated basis or on the value of the Shares to the Offeror;

                  (x) the Board of Directors shall have passed and not revoked a resolution terminating all Options effective upon the take-up and payment by the Offeror of Shares under the Offer provided that at such time the Offeror has taken up and paid for, either directly or indirectly, at least 66 2/3% of the outstanding Shares on a fully-diluted basis;

                  (xi) the Board of Directors shall have passed and not revoked a resolution suspending the operation of the Employee Stock Purchase Plan such that no Shares shall be issued pursuant to the Employee Stock Purchase Plan while it is suspended;

                  (xii) the corporate governance committee of the Board of Directors shall have passed and not revoked a resolution terminating the Employee Stock Purchase Plan effective upon the take-up and payment by the Offeror of Shares under the Offer provided that at such time the Offeror has taken up and paid for, either directly or indirectly, at least 66 2/3% of the outstanding Shares on a fully-diluted basis; and

                  (xiii) in the event that the escrow agreement to be entered into pursuant to the indemnity agreement between Bruce McKelvey, 1234512 Ontario Inc., Golconda Inc., the Company, the Parent and the Offeror (substantially in the form delivered to such parties) has not been executed and delivered at the time of the entering into of this Agreement, the parties (other than the Offeror, the Parent and the escrow agent thereunder) shall have executed and delivered such escrow agreement.

1.2      COMPANY SUPPORT FOR THE OFFER

         (a) The Company represents and warrants to and in favour of the Offeror and Parent, and acknowledges that the Offeror and Parent are relying upon such representations and warranties in entering into this Agreement, that, as of the date hereof:

                  (i) the Board of Directors, based on the recommendation of its special committee and upon consultation with its legal and financial advisors, has unanimously determined that the Offer is in the best interests of the Company, has unanimously approved the Offer and this Agreement, and has unanimously passed a resolution to recommend that Shareholders accept the Offer; and

                  (ii) after reasonable inquiry, the Company and the Board of Directors has been advised and believes that each of the directors and senior officers of the

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                           Company intends to directly or indirectly tender
                           their Shares, including (x) the Shares of which they are the beneficial owner and (y) the Shares issuable on the exercise of all Options held by them, to the Offer, or otherwise agree to tender their Options for cancellation.

         (b) The Company shall prepare and make available for distribution contemporaneously with the Bid Circular, in both the English and French languages as may be required by applicable Laws, sufficient copies of the Directors' Circular, prepared in accordance with applicable Laws; provided that, in the period following the date hereof and prior to the making of the Offer, the Board of Directors has not, in compliance with the terms of this Agreement, changed or withdrawn its recommendation set out in paragraph (i) of subsection 1.2(a) above, the Directors' Circular will reflect the determinations and recommendations set forth in paragraph (i) of subsection 1.2(a) above, and the Company shall take all reasonable action to support the Offer on the terms of this Agreement.

         (c) Prior to the final approval of the Directors' Circular by the Board of Directors, the Company shall provide the Offeror with an opportunity to review and comment on it, recognizing that whether or not such comments are appropriate will be determined by the Company and the Board of Directors, acting reasonably.

         (d) The Company shall provide the Offeror, within two (2) business days following the execution and delivery of this Agreement, with a current list (in both written and electronic form) of the registered Shareholders, together with their addresses and respective holdings of Shares. The Company shall concurrently provide the Offeror with the names, addresses and holdings of all Persons having rights issued by the Company to acquire Shares (including holders of Options and Convertible Debentures). The Company shall from time to time request that its registrar and transfer agent furnish the Offeror with such additional information, including updated or additional lists of Shareholders, a list of participants in book-based nominee registered shareholders such as CDS & Co. and CEDE & Co., mailing labels and lists of securities positions and other assistance as the Offeror may reasonably request in order to be able to communicate the Offer to the Shareholders and to such other Persons as are entitled to receive the Offer under applicable Laws. All such deliveries shall be in printed form and, if available, in computer-readable form.

1.3      DIRECTORS

The Company acknowledges that, promptly upon the purchase by the Offeror pursuant to the Offer of such number of Shares which, when taken together with Shares beneficially owned by the Offeror, directly or indirectly, represents in excess of 50% of the outstanding Shares on a fully diluted basis and from time to time thereafter, the Offeror shall be entitled to designate such number of directors of the Board of Directors, and any committees thereof, which would constitute a majority of the Board of Directors and any committee thereof, and the Company shall not frustrate the Offeror's attempts to do so and covenants to co-operate with the Offeror, subject to applicable Law, to enable the Offeror's designees to be elected or appointed to the Board of Directors and to constitute a majority of the Board of Directors, including, without

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limitation, at the request of the Offeror, by using its best efforts to increase the size of the Board of Directors and reasonable commercial efforts to secure the resignations of such directors as the Offeror may request.

1.4      SUBSEQUENT ACQUISITION TRANSACTION

If, within 120 days after the date of the Offer, the Offer has been accepted by holders (direct or indirect) of not less than 90% of the Shares, the Offeror shall, to the extent possible, acquire (a "COMPULSORY ACQUISITION") the remainder of the Shares from those Shareholders who have not accepted the Offer pursuant to Section 188 of the Business Corporations Act (Ontario) (the "OBCA"). If that statutory right of acquisition is not available, the Offeror may pursue other means of acquiring the remaining Shares not tendered to the Offer. The Company agrees with the Offeror that, in the event the Offeror takes up and pays for Shares under the Offer representing at least 66 2/3% of the Shares, it will assist the Offeror in connection with any proposed amalgamation, statutory arrangement, capital reorganization or other transaction of the Company and the Offeror or an affiliate of the Offeror (a "SUBSEQUENT ACQUISITION TRANSACTION") to acquire the remaining Shares that is to be completed within 120 days of the termination of the Offer, provided that the consideration offered in connection with the Subsequent Acquisition Transaction is of the same form offered under the Offer and is at least equivalent in value to the consideration offered under the Offer.

1.5      PERFORMANCE OF THE OFFEROR

Parent hereby unconditionally and irrevocably guarantees the due and punctual performance of each and every obligation of the Offeror arising under this Agreement, including, without limitation, the making of the Offer, subject to the terms of this Agreement.

                                    ARTICLE 2
            REPRESENTATIONS AND WARRANTIES OF PARENT AND THE OFFEROR

The Offeror and Parent hereby jointly and severally represent and warrant to the Company as follows, and acknowledge that the Company is relying upon these representations and warranties in connection with the entering into of this
Agreement:

2.1      ORGANIZATION

Parent is a corporation validly existing under the Laws of the State of Delaware. The Offeror is a corporation validly existing under the OBCA. Each of Parent and the Offeror has the right, power and authority to conduct its business as conducted at the date of this Agreement.

2.2      AUTHORITY RELATIVE TO THIS AGREEMENT

Each of the Offeror and Parent has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by each of the Offeror and Parent and the consummation of the transactions contemplated by this Agreement have been duly authorized as necessary by the boards of directors of Parent and the Offeror and no other corporate proceedings on the part of either Parent or the Offeror are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the

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Offeror and Parent and constitutes a valid and binding obligation of each of the
Offeror and Parent, enforceable by the Company against each of the Offeror and Parent in accordance with its terms. The execution and delivery by each of the Offeror and Parent of this Agreement and the performance by it of its obligations hereunder and the completion of the Offer will not violate, conflict with or result in a breach of any provision of (a) the constating documents of Parent or the Offeror; or (b) any Law to which Parent or the Offeror is subject or by which Parent or the Offeror is bound, other than such violations, conflicts or breaches which will not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement. Other than in connection with or in compliance with the provisions of the Investment Canada Act (if applicable) and Canadian vocational and career school legislation, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of the Offeror or Parent for the consummation of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make would not, individually or in the aggregate, prevent or materially delay consummation of the transactions contemplated by this Agreement.

2.3      FINANCING

The Offeror has made adequate arrangements to ensure that the required funds will be available to effect payment in full for the Shares and Holdco Shares acquired pursuant to the Offer.

                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1      REPRESENTATIONS AND WARRANTIES

Except for the exceptions set forth in the Disclosure Schedule, the Company represents and warrants to the Offeror and Parent as set out in Schedule B hereto, and acknowledges that the Offeror and Parent are relying upon the representations and warranties in Schedule B in connection with the entering into of this Agreement and the making of the Offer.

                                    ARTICLE 4
                                    COVENANTS

4.1      CONDUCT OF BUSINESS BY THE COMPANY

The Company covenants and agrees that, prior to the time (the "EFFECTIVE TIME") of the first opportunity to appoint or elect to the Board of Directors Persons designated by the Offeror who represent a majority of the directors of the Company, unless the Offeror shall otherwise agree in writing or as otherwise expressly contemplated or permitted by this Agreement:

         (a) the Company shall, and shall cause each of the Subsidiaries to, conduct its and their respective businesses only in, not take any action except in, and maintain their respective facilities in, the usual, ordinary and regular course of business consistent with past practice and in compliance with applicable Laws;

         (b) the Company shall not directly or indirectly do or permit to occur, and shall cause each of the Subsidiaries not to do or permit to occur, any of the following:

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                  (i)      issue, sell, pledge, lease, dispose of, encumber,
                           exclusively license or agree to issue, sell, pledge, lease, dispose of, encumber or exclusively license
                           (x) any additional Shares, or any options, warrants, calls, puts, conversion privileges or rights of any kind to acquire any Shares, or other securities of the Company or any of the Subsidiaries, (other than pursuant to the exercise of Options or Convertible Debentures currently outstanding); or (y) except in the usual, ordinary and regular course of business consistent in type and amount with past practice and except as set out in the Disclosure Schedule, any assets of the Company or any of the Subsidiaries;

                  (ii) amend or propose to amend the articles, by-laws or other constating documents of the Company or any of the Subsidiaries;

                  (iii)    split, combine or reclassify any outstanding Shares;

                  (iv) other than as set out in the Disclosure Schedule, redeem, purchase or offer to purchase (or permit any of the Subsidiaries to redeem, purchase or offer to purchase) any Shares or other securities of the Company or any shares or other securities of any of the Subsidiaries;

                  (v) declare, set aside or pay any dividend or other distribution payable in cash, stocks property or otherwise, with respect to the Shares other than in the ordinary course of business and consistent with past practice;

                  (vi) reorganize, amalgamate or merge the Company or any of the Subsidiaries with any other Person, company, partnership or other business organization whatsoever;

                  (vii) reduce the stated capital of the Company or of any of the Subsidiaries;

                  (viii) other than as set out in the Disclosure Schedule, acquire or agree to acquire (by merger, amalgamation, acquisition of shares or assets, lease or otherwise) any Person, company, partnership or other business organization or division or make any investment either by purchase of shares or securities, contributions of capital (other than to any of the Subsidiaries), property transfer or purchase of, any property or assets of any other Person, company, partnership or other business organization other than the acquisition of inventory in the usual, ordinary and regular course of business consistent with past practice;

                  (ix) sell, transfer, assign (or permit any of the Subsidiaries to sell, transfer or assign) or licence any interest in any of the Intellectual Property of the Company, other than in the ordinary and regular course of business of the instructional activities of the Schools, carried on consistent with past practice;

                  (x) other than as set out in the Disclosure Schedule, incur or commit to incur any indebtedness for borrowed money of the Company and its

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                           Subsidiaries or any other material liability or
                           obligation except for (A) the borrowing of working capital in the ordinary course of business consistent with past practice; (B) the issuance of letters of credit; and (C) borrowings for the purpose of funding capital expenditures permitted under paragraph (xi) of this subsection 4.1(b), or issue any debt securities, or guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other Person, company, partnership or other business organization, or make any loans or advances;

                  (xi) make any capital expenditure or incur any obligations or liabilities in connection therewith in excess of the capital expenditure schedule set out in the Disclosure Schedule;

                  (xii) adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of the Company or any of the Subsidiaries;

                  (xiii) pay, discharge or satisfy any material claims, liabilities or obligations other than (A) the payment, discharge or satisfaction, in the usual, ordinary and regular course of business consistent with past practice of liabilities reflected or reserved against in the Company's financial statements or incurred in the usual, ordinary and regular course of business consistent in type and amount with past practice; and (B) the payment, discharge or satisfaction of the fees and expenses payable by the Company to its legal counsel and financial advisors, printers, accountants and other similar service providers in connection with the Offer or this Agreement, which fees and expenses shall not exceed $1,200,000;

                  (xiv) commence or, other than as set out in the Disclosure Schedule, settle any litigation, proceeding, claim, action, assessment or investigation involving the Company or a Subsidiary before any Governmental Authority other than small claims commenced or settled in the ordinary course of business consistent with past practice; or

                  (xv) authorize, recommend, propose or agree to any release or relinquishment of any material contractual right or other material right under any license or permit, except in the ordinary and regular course of business consistent with past practice; provided, however, that neither the Company nor any Subsidiary shall authorize, recommend, propose or agree to any release or relinquishment of any material right under any license or permit held by the Company or its Subsidiaries in connection with the Schools or any course or program (including, without limitation, any course, program or contract relating to the corporate education division of the Company) or master equipment lease program;

         (c) the Company shall not, and shall cause each of the Subsidiaries not to, enter into or modify any employment, severance, or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officers or directors other than pursuant to binding commitments already entered into as disclosed in the Disclosure Schedule or, in the case of employees who are

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                  not officers or directors, take any action other than in the usual, ordinary and regular course of business consistent with past practice (none of which actions shall be unreasonable or unusual) with respect to hiring, the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits payable in effect on the date hereof;

         (d) the Company shall not, and shall cause each of the Subsidiaries not to, adopt or amend any Company Benefit Plans except as required by applicable Law and except as set out in the Disclosure Schedule;

         (e) the Company shall use all commercially reasonable efforts, and cause each of the Subsidiaries to use all commercially reasonable efforts, to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse unless, simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

         (f) the Company shall use all commercially reasonable efforts, and cause each of the Subsidiaries to use all commercially reasonable efforts, to preserve intact their respective business organizations, assets and goodwill, to maintain their respective real property interests (including title to and leasehold interests in respect of any real property) in good standing (other than Real Property Leases surrendered in the ordinary course of business), to keep available the services of its and their officers and employees as a group, to maintain satisfactory relationships with students, and not take any action or omit to take any action, or permit any of the Subsidiaries to take any action or omit to take any action, which would render, or which reasonably would be expected to render, any representation or warranty made by it in this Agreement untrue at any time prior to the Expiry Time if then made; and promptly notify the Offeror in writing of any event or occurrence that would reasonably be expected to have a Material Adverse Effect in the usual, ordinary and regular course of its or any of the Subsidiaries' businesses or in the operation of its or any of the Subsidiaries' properties and of any governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated);

         (g) except as disclosed in the Disclosure Schedule, the Company and each of the Subsidiaries shall: (i) duly and timely file all Tax returns required to be filed by it on or after the date hereof and ensure that all such Tax returns are true and complete and correct in all material respects; (ii) timely pay all Taxes which are due and payable (other than those which are being contested in good faith and in respect of which reserves have been provided in the financial statements of the Company contained in the Company's Public Documents); (iii) not make or rescind any election relating to Taxes; (iv) not make a request for a Tax ruling or enter into a closing agreement with any taxing authorities; (v) not settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; and (vi) not change in any material respect any of its methods of reporting income, deductions or accounting for income Tax purposes from those employed in the preparation of its income Tax return for the taxation year ending December 31, 2002, except as may be required by applicable Law;

         (h) the Company shall continue to file all documents or information required to be filed by the Company under applicable Laws or with the Toronto Stock Exchange (the "TSX"), in accordance with timelines prescribed under applicable securities Laws and by the TSX, and all such documents or information, when filed, shall comply as to form in all material respects with the requirements of applicable Laws and the rules of the TSX and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

         (i) the Company shall not make or permit to be made any change to any accounting method, policy or principle used by the Company and its Subsidiaries, except as may be prescribed by the Canadian Institute of Chartered Accountants including any prescribed changes to GAAP;

         (j) except as otherwise described in this Agreement, the Company shall not, and shall not permit any of the Subsidiaries to, authorize or propose, or enter into or modify any contract, agreement, commitment or arrangement, to do any of the matters prohibited by the other paragraphs of this Section 4.1;

         (k) the Company shall use all reasonable commercial efforts to satisfy (or cause the satisfaction of) the conditions of the Offer set forth in Schedule A to this Agreement, to the extent the same is within its control, and take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to support the Offer, including using its reasonable commercial efforts to:

                  (i) obtain all necessary consents, approvals and authorizations as are required to be obtained by it under any applicable Law;

                  (ii) co-operate with the Offeror to oppose, lift or rescind any injunction or restraining order or other order or action seeking to stop, or otherwise adversely affect the Offeror's ability to consummate the Offer;

                  (iii) co-operate with the Offeror in connection with the performance by it of its obligations hereunder; and

         (l) the Company shall make or co-operate as necessary in the making of all necessary filings and applications under all applicable Laws required in connection with the transactions contemplated herein and take all reasonable action necessary to be in compliance with such Laws.

4.2      COVENANTS OF THE OFFEROR AND PARENT

         (a) Each of the Offeror and Parent covenants and agrees that, except as contemplated in this Agreement, until the Expiry Time or the day upon which this Agreement is terminated, whichever is earlier:

                  (i) it shall use all reasonable commercial efforts to satisfy (or cause the satisfaction of) the conditions of the Offer set forth in Schedule A to this Agreement, to the extent the same is within its control, and take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the Offer, in accordance with the terms thereof, including using its reasonable commercial efforts to: (i) obtain all necessary consents, approvals and authorizations as are required to be obtained by it under any applicable Law and to satisfy any condition provided for under this Agreement; (ii) oppose, lift or rescind any injunction or restraining order or other order or action seeking to stop, or otherwise adversely affect its ability to consummate the Offer; and (iii) co-operate with the Company in connection with the performance by it of its obligations hereunder;

                  (ii) it shall make or co-operate as necessary in the making of all necessary filings and applications under all applicable Laws in connection with the transactions contemplated herein, and take all reasonable action necessary to be in compliance with such Laws; and

                  (iii) it shall use its reasonable commercial efforts to conduct its affairs so all of its representations and warranties contained herein shall be true and correct in all material respects on and as of the Expiry Time as if made thereon.

         (b) Parent and the Offeror agree that if, prior to the printing of the Bid Circular, the Department of Canadian Heritage under the Investment Canada Act has confirmed in writing that a filing with the Department of Canadian Heritage under the Investment Canada Act (and applicable policies) is not required in respect of the Offer based on the undertakings of the Company, Parent and the Offeror to outsource the direct sale of textbooks by the Company to students (and the undertaking of the Company is satisfactory to Parent and the Offeror, acting reasonably), then Parent and the Offeror shall not include the Investment Canada Act approval condition set forth in paragraph (c) of Schedule A in the Offer. If the Department of Canadian Heritage indicates in writing that it will not provide such confirmation or such confirmation is not received within 30 days of the date of the Offer, then the Offeror shall forthwith after the earlier of such event apply for review under the Investment Canada Act.

                                    ARTICLE 5
                                  MISCELLANEOUS

5.1      FURTHER ASSURANCES

Subject to the conditions herein provided, each party agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as is practicable the transactions contemplated by the Offer and this Agreement, including (i) the execution and delivery of such documents as the other parties may reasonably require and (ii) obtaining such information, documents or consents required in connection with the preparation of the Bid Circular, and using reasonable best efforts to obtain all necessary waivers, consents and approvals and to satisfy any condition provided for under this Agreement, including without limitation those set forth in Sections 2.2 and paragraph 5 of Schedule B and to effect all necessary registrations and filings, including, but not limited to, filings under applicable Laws and submissions of information requested by Governmental Authorities. Each of the parties shall co-operate in all reasonable respects with the other parties in taking such actions.

5.2      NO SOLICITATIONS

         (a) The Company acknowledges that since April 1, 2003 it has complied with the provisions of the Exclusivity Agreement. The Company shall not and shall cause its Subsidiaries to not, directly or indirectly, through any officer, director, employee, advisor, representative, agent or otherwise (including for greater certainty any investment banker, lawyer or accountant), (i) make, solicit, initiate, encourage or otherwise facilitate (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) inquiries from or submissions of proposals or offers from any other Person, company, partnership or other business organization whatsoever (including any of its officers or employees) relating to any liquidation, dissolution, recapitalization, merger, amalgamation or acquisition or purchase of all or a material portion of the assets of, or any equity interest (including Shares) in, the Company or any of the Subsidiaries or other similar transaction or business combination involving the Company or any of the Subsidiaries (any of such foregoing inquiries or proposals being referred to herein as an "ACQUISITION PROPOSAL"); (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to or otherwise co-operate in any way with, respond to, assist or participate in, facilitate or encourage any effort or attempt by any other Person to do or seek to do any of the foregoing; or (iii) approve or recommend any Acquisition Proposal. Notwithstanding the preceding sentence, nothing contained in this subsection 5.2(a) or any other provision of this Agreement shall prevent the Board of Directors from considering, participating in any discussions or negotiations with respect to, co-operating in any way with, entering into a confidentiality agreement and providing information pursuant to Section 5.2(d) regarding or, subject to compliance with Section 5.3, entering into any agreement, arrangement or understanding in respect of, an unsolicited bona fide written Acquisition Proposal (i) that is not subject to a financing contingency and in respect of which adequate arrangements have been made to ensure that the required funds will be available to effect payment in full for all Shares,
                  (ii) that
                  did not otherwise result from a breach of this Section 5.2, and (iii) that the Board of Directors has determined in good faith (after consultation with its financial advisors and with outside counsel) is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of such proposal and the party making the proposal and, would, if consummated in accordance with its terms as proposed, result in a transaction which is more favourable to Shareholders from a financial point of view than the Offer (a "SUPERIOR PROPOSAL").

         (b) The Company acknowledges that since April 1, 2003 it has complied with the provisions of the Exclusivity Agreement and shall and shall cause the officers, directors, employees, representatives and agents of the Company and the Subsidiaries to immediately cease and cause to be terminated, any existing discussions or negotiations with any parties (other than Parent and the Offeror) with respect to any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal. The Company agrees not to release any third party from any confidentiality or standstill agreement to which the Company and such third party are parties, or waive any provision thereunder. The Company shall immediately request the return or destruction of all information provided to any third parties who have entered into a confidentiality agreement with the Company relating to any potential Acquisition Proposal and shall use all reasonable efforts to ensure that such requests are honoured.

         (c) The Company shall immediately provide notice to Parent of any bona fide Acquisition Proposal or any request for non-public information relating to the Company or any of the Subsidiaries in connection with such a bona fide Acquisition Proposal or for access to the properties, books or records of the Company or any Subsidiary by any Person that informs the Company, any member of the Board of Directors or such Subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made from time to time upon a member of the Board of Directors or a senior officer becoming aware of such request or proposal, first immediately orally and then promptly in writing and shall indicate the identity of the Person making such proposal, inquiry or contact, all material terms thereof and such other details of the proposal, inquiry or contact known to the Company as the Offeror may reasonably request.

         (d) If the Company receives a request for non-public information or access to properties, books or records of the Company or any of the Subsidiaries from a party who proposes to the Company an unsolicited bona fide written Acquisition Proposal and the Company is permitted, subject to and as contemplated under this Section 5.2 to negotiate the terms of such Acquisition Proposal then, and only in such case, the Company may provide such party with access to information regarding the Company, subject to the execution of a confidentiality agreement which is substantially similar to the agreement then in effect between the Company and Parent and providing for standstill provisions other than to effect a Superior Proposal, provided however that the Company sends a copy of any such confidentiality agreement to Parent promptly upon its execution and Parent is provided with a list of or copies of the information provided to such Person and is immediately provided with access to similar information to which such Person was provided.

         (e) The Company shall ensure that the officers and directors of the Company and its Subsidiaries and any investment bankers or other advisors or representatives retained by the Company are aware of the provisions of this Section, and the Company shall be responsible for any breach of this Section 5.2 by such officers, directors, employees, bankers, advisors or representatives.

5.3      NOTICE BY THE COMPANY OF SUPERIOR PROPOSAL DETERMINATION

         (a) Subject to compliance with Section 5.2, and subject to Parent's rights under Section 5.4 and this Section 5.3, the Company may approve or recommend any agreement, understanding or arrangement in respect of a Superior Proposal if, and only if: (i) it has provided the Offeror with a copy of the Superior Proposal document; and (ii) five business days (the "MATCH PERIOD") shall have elapsed from the later of (A) the date the Offeror received written notice ("SECTION 5.3 NOTICE") advising the Offeror that the Board of Directors has resolved, subject only to compliance with this Section 5.3, to accept, approve, recommend or enter into an agreement, understanding or arrangement in respect of such Superior Proposal, specifying the terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal and (B) the date the Offeror received a copy of such Superior Proposal.

         (b) During a Match Period, the Company agrees that the Offeror shall have the right, but not the obligation, to offer to amend the terms of this Agreement and/or the Offer. The Board of Directors will review any offer by the Offeror to amend the terms of this Agreement and/or the Offer in good faith in order to determine, in its discretion in the exercise of its fiduciary duties, whether the Offeror's offer, upon acceptance by the Company, would result in such Superior Proposal ceasing to be a Superior Proposal. If the Board of Directors so determines, it will enter into an amended agreement with the Offeror and Parent reflecting the Offeror's amended proposal. If the Board of Directors continues to believe, in good faith, after consultation with its financial advisors and outside counsel, that such Superior Proposal remains a Superior Proposal and therefore rejects the Offeror's offer to amend the terms of this Agreement and/or the Offer, the Company may terminate this Agreement pursuant to Section 6.1(e); provided however, that the Company must pay to Parent the fee payable to Parent under Section 5.4(a) prior to the termination of this Agreement and the entering into of a definitive written agreement, understanding or arrangement regarding such Superior Proposal. The Company acknowledges and agrees that the payment of the fee payable under Section 5.4(a) is a condition to the valid termination of this Agreement under
                  Section 6.1(e) and this Section 5.3.

         (c) The Company also acknowledges and agrees that each successive amendment to any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of the requirement under clause (ii) of Section 5.3(a) to initiate an additional
                  Section 5.3 Notice and Match Period.

5.4      EXPENSE REIMBURSEMENT

         (a)      If at any time after the execution of this Agreement:

                  (i) the Board of Directors withdraws, modifies or changes any of its recommendations or determinations in a manner adverse to the Offeror or resolves to do so or recommends that Shareholders accept or vote in favour of another transaction;

                  (ii) the Board of Directors approves or recommends an Acquisition Proposal;

                  (iii) the Board of Directors shall have failed to reaffirm its recommendation of the Offer by press statement within two business days after receiving a written request to do so by Parent following the public announcement of any Acquisition Proposal (or, in the event that the Offer shall be scheduled to expire within such two business day period, prior to the scheduled expiry of the Offer); or

                  (iv) the Offer is not completed (other than as a result of (A) the conditions to the Offer in paragraphs (b),
                           (c), (f), (j), (l) or (m) of Schedule A not being satisfied or waived or (B) the condition to the Offer in paragraph (k) of Schedule A not being satisfied or waived if (X) the Support Agreement is terminated by the Company under subsection 6.1(c), subsection 6.1(d) or 6.1(f) or (Y) the Support Agreement is terminated by the Parent or the Offeror if such termination is pursuant to clause 6.1(b)(i) where the condition to the making of the Offer that is unsatisfied is set out in Section 1.1(g)(vi) or
                           Section 1.1(g)(ix) or (Z) the Support Agreement is terminated by the Parent or the Offeror pursuant to subsection 6.1(g) where the condition(s) relied upon to exercise the rights of termination are set out in paragraphs (b), (c), (f), (j), (l) or (m) of Schedule
                           A) and in each case the Company consummates an Acquisition Proposal that: (i) consists of a merger, arrangement, amalgamation or other agreement resulting in the direct or indirect acquisition by any Person of more than 50% of the outstanding Shares of the Company or (ii) that consists of the sale of assets of the Company and its Subsidiaries to another Person with a total enterprise consideration in excess of $25 million, in each case at any time within twelve months following the expiry of the Offer;

                  then the Company shall pay to the Offeror forthwith after such event, by way of certified cheque or wire transfer in immediately available funds, on account of the Offeror's and Parent's out-of-pocket costs and expenses, an amount equal to the greater of (i) $1.5 million and (ii) the amount of the out-of-pocket costs and expenses of the Offeror and the Parent (plus applicable goods and services tax and any similar applicable value-added or multi-staged tax) incurred solely in connection with evaluating, negotiating, structuring, integration planning, pursuing and completing or seeking to complete the Offer, as supported by detailed invoices.

         (b) For greater certainty, the obligations of the Company under this Section 5.4 shall survive termination of this Agreement, regardless of the circumstances thereof.

5.5      NOTIFICATION OF CERTAIN MATTERS

Each party shall give prompt notice to the others of: (a) the occurrence or failure to occur of any event, which occurrence or failure would cause or may cause any representation or warranty on its part contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time; and (b) any failure of such party, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. The giving of notice in accordance with this Agreement shall not cure any breach or default by any party under this Agreement.

5.6      INVESTIGATION

         (a) Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford Parent's or the Offeror's officers, employees, counsel, accountants and other authorized representatives and advisors reasonable access, during normal business hours from the date hereof and until the earlier of the Effective Time or the termination of this Agreement, to its and its Subsidiaries' properties, books, contracts and records as well as to its management and supervisory personnel (provided that arrangements for access are co-ordinated through the Company's senior management), and during such period, Company shall (and shall cause each of its Subsidiaries to) furnish promptly to Parent or the Offeror all information concerning Company's and its Subsidiaries' businesses, properties and personnel as Parent or the Offeror may reasonably request subject to confidentiality obligations of the Company and the Subsidiaries. Any further investigation by a party hereto and its advisors shall not mitigate, diminish or affect the representations and warranties of the other parties contained in this Agreement or any document or certificate given pursuant hereto.

         (b) Each of the Offeror and the Parent acknowledges that information provided to it under Section 5.6(a) above will be non-public and/or proprietary in nature and will be subject to the terms of the Confidentiality Agreement and Section 5.6(a). For greater certainty, the provisions of the Confidentiality Agreement shall survive the termination of this Agreement.

5.7      SHAREHOLDER CLAIMS

The Company shall not settle or compromise any claim brought by any present, former or purported holder of any securities of the Company in connection with the transactions contemplated by this Agreement prior to the Effective Time without the prior written consent of the Offeror which shall not be unreasonably withheld or delayed.

5.8      OFFICERS' AND DIRECTORS' INDEMNIFICATION

The Offeror and the Parent agree that the Offeror and the Parent will (a) cause the Company to purchase "runoff" directors' and officers' insurance for a period of six years provided that it is available at a cost not in excess of the aggregate of the annual premiums referred to in subparagraph 5.8(b) below, or, if it is not available at such cost, (b) will cause the Offeror and the Parent to maintain the Company's current directors' and officers' insurance policy or an equivalent policy so long as the annual premium therefor is not in excess of 150% of the last annual premium paid prior to the date hereof ("CURRENT PREMIUM"), in each case such insurance to be subject to terms and conditions no less advantageous to the directors and officers of the Company than those contained in the policy in effect on the date hereof ("EQUIVALENT INSURANCE"), and in each case such insurance to cover all current and former directors and officers of the Company for claims made prior to or within six years after the Effective Date. Further, the Offeror and the Parent agree that after the expiration of that six year period, the Offeror and the Parent will use all commercially reasonable efforts to cause such directors and officers to be covered under the Offeror's then existing directors' and officers' insurance policy, provided such coverage can be obtained for a premium not in excess of 150% of the Current Premium. The Offeror and the Parent shall cause the Company (or its successor) to maintain, and not amend in a manner adverse to the directors and/or officers of the Company or its Subsidiaries, any indemnities currently provided to the directors and officers of the Company and its Subsidiaries under their respective charter, by-laws, applicable Laws and contracts of indemnity. The provisions of this paragraph are (i) for the benefit of, and shall be enforceable by, each indemnified party, his or her heirs, executors, administrators and other legal representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

5.9      REORGANIZATION

The Company agrees that, upon request by the Offeror, the Company shall (i) effect such reorganizations of its business, operations and assets or such other transactions as the Offeror may request, acting reasonably (each a "PRE-ACQUISITION REORGANIZATION") and (ii) co-operate with the Offeror and its advisors in order to determine the nature of the Pre-Acquisition Reorganizations that might be undertaken and the manner in which they might most effectively be undertaken; provided that the Pre-Acquisition Reorganizations are not prejudicial to the Company in any material respect and do not result in any breach by the Company of any of its covenants, representations or warranties under this Agreement. The Offeror shall provide written notice to the Company of any proposed Pre-Acquisition Reorganization at least ten business days prior to the Expiry Time. Upon receipt of such notice, the Offeror and the Company shall work co-operatively and use commercially reasonable efforts to prepare prior to the Expiry Time all documentation necessary and do all such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganization. The completion of any such Pre-Acquisition Reorganization shall be effected immediately prior to any take-up by the Offeror of Shares tendered to the Offer.

                                    ARTICLE 6
                        TERMINATION, AMENDMENT AND WAIVER

6.1      TERMINATION

This Agreement may be terminated by notice in writing:

         (a) at any time prior to the Effective Time by mutual written consent of Parent, the Offeror and the Company;

         (b)      by Parent or the Offeror at any time:

                  (i) after the Latest Mailing Date if any condition to making the Offer is not satisfied or waived by such date;

                  (ii) if the Company is in default of any material covenant or obligation under this Agreement; or

                  (iii)    if any representation or warranty of the Company:

                           (A) that is qualified by a reference to a Material Adverse Effect shall be untrue or incorrect in any respect; or

                           (B) that is not qualified by a reference to a Material Adverse Effect shall be untrue or incorrect, in any respect unless the failure to be true or correct has not had or would not reasonably be expected to have, a Material Adverse Effect (and, for this purpose, any reference to "material" or other concepts of materiality in such representations and warranties shall be ignored);

                  provided in the case of (ii) and (iii) that the Offeror delivers written notice to the Company of such breach, failure to perform or observe or default, and such breach, failure to perform or observe or default shall not have been cured by the Company by the earlier of the Expiry Time or the close of business on the fifth business day following the giving of such notice;

         (c) by the Company at any time (i) if the Offeror or Parent is in default of any material covenant or obligation under this Agreement to be performed by them; or (ii) if any representation or warranty of the Offeror or Parent under this Agreement shall be untrue or incorrect in any material respect; provided in each case that the Company delivers written notice to the Offeror or Parent of such breach, failure to perform or observe or default, and such breach, failure to perform or observe or default shall not have been cured by the Offeror and/or Parent, as the case may be, by the earlier of the Expiry Time or the close of business on the fifth business day following the giving of such notice;

         (d) by the Company if the Offeror has not taken up and paid for Shares and Holdco Shares deposited under the Offer within 90 days after the Bid Circular is mailed to the Shareholders, otherwise than as a result of the breach by the Company of any material covenant or obligation under this Agreement or as a result of any representation or warranty of the Company in this Agreement being untrue or incorrect in any material respect; provided, however, that if the Offeror's take-up and payment for Shares and/or Holdco Shares deposited under the Offer is delayed by (i) an injunction or order made by a court or regulatory authority of competent jurisdiction, or (ii) the Offeror not having obtained any regulatory waiver, consent or approval which is necessary to permit the Offeror to take up and pay for Shares and/or Holdco Shares deposited under the Offer or necessary for the Company to continue to carry on its business as currently conducted, then, provided that such injunction or order is being contested or appealed or such regulatory waiver, consent or approval is being actively sought, as applicable, this Agreement shall not be terminated by the Company pursuant to this subsection 6.1(d) until the earlier of (A) 120 days after the Offer is commenced, and (B) the tenth business day following the date on which such injunction or order ceases to be in effect or such waiver, consent or approval is obtained, as applicable;

         (e) by the Company in order to enter into a definitive written agreement, understanding or arrangement with respect to a Superior Proposal, subject to compliance with Section 5.2, and
                  5.3 of this Agreement and provided the amount required to be paid pursuant to Section 5.4(a) has been paid;

         (f) by the Company if the Offeror does not mail the Offer within the time contemplated by Section 1.1(c) (other than as a result of any act of the Company or breach by the Company of any of its obligations hereunder or because any of the conditions to the making of the Offer was not satisfied or waived);

         (g) by the Offeror, at any time after the 45th day from the date that the Bid Circular is mailed to Shareholders, if any condition of the Offer is not satisfied at the Expiry Time of the Offer and the Offeror elects not to waive such condition; provided, however, that if the condition which is not satisfied is either (i) the regulatory condition set forth in paragraph (b) of Schedule A or (ii) the Investment Canada condition set forth in paragraph (c) of Schedule A then this Agreement shall not be terminated by Parent or the Offeror pursuant to this subsection 6.1(g) until (A) the 60th day following the date that the Bid Circular is mailed to Shareholders in the event that the unsatisfied condition is the regulatory condition set forth in paragraph (b) of Schedule A or (B) the 45th day following a filing by the Offeror with the Department of Canadian Heritage under the Investment Canada Act (and applicable policies) in the event that the unsatisfied condition is the Investment Canada condition set forth in paragraph (c) of Schedule A;

         (h) by Parent or the Offeror if: (i) the Board of Directors withdraws, modifies or changes its recommendation in favour of the Offer; (ii) the Board of Directors approves or recommends acceptance of an Acquisition Proposal, or (iii) the Board of Directors shall have failed to reaffirm its recommendation of the Offer by press statement within two business days after receiving a written request to do so by Parent following the public announcement of any Acquisition Proposal (or, in the event that the Offer shall be scheduled to expire within such two business day period, prior to the scheduled expiry of the Offer).

6.2      AMENDMENT

This Agreement may not be amended except by an instrument signed by each of the parties hereto.

6.3      WAIVER

At any time prior to the Effective Time, any of the parties may: (a) extend the time for the performance of any of the obligations or other acts of the other parties; or (b) waive compliance with any of the agreements of the other parties or with any conditions to its own obligations, in each case only to the extent such obligations, agreements or conditions are intended for its benefit.

6.4      EFFECT OF TERMINATION

If this Agreement is terminated as provided in Section 6.1, there shall be no liability or further obligation on the part of any party hereto or any of their respective shareholders, officers or directors, except for liability arising from a breach of any covenant, representation or warranty in this Agreement or common Law fraud and except for the obligation of the Company to pay any amounts payable by it in accordance with Section 5.4 of this Agreement.

                                    ARTICLE 7
                                GENERAL PROVISION

7.1      NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS

The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon termination of this Agreement pursuant to Section 6.1, as the case may be, except as set forth in Section 6.4.

7.2      BROKERS

Parent, the Offeror and the Company represent and warrant to each other that, except for CIBC World Markets Inc., in the case of the Company and Dresdner Kleinwort Wasserstein, Inc. in the case of Parent and the Offeror, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission, or to the reimbursement of any of its expenses, in connection with the Offer or any similar transaction. The Company has provided to the Parent a true and complete copy of all agreements between the Company or any Subsidiary or affiliate thereof and CIBC World Markets Inc. relating to the payment of fees and expenses to it. The maximum payable under such agreements is $600,000 and there are no ongoing obligations to CIBC World Markets Inc. other than standard indemnities customarily provided to financial advisers.

7.3      PUBLIC STATEMENTS

Except as required by applicable Law or legal process, the Company, the Offeror and the Parent shall not make any public announcement or statement with respect to the Offer or this Agreement without the approval of Parent or the Company, respectively. Moreover, in any event, each party agrees to give prior notice to the other of any public announcement relating to the Offer or the affairs of the Company, and agrees to consult with each other prior to issuing each such public announcement. Each of Parent, the Offeror and the Company agrees that, promptly after the entering into of this Agreement, it shall issue a press release announcing the entering into of this Agreement and, in the case of Parent, its intention to make the Offer, which press release shall, in each case, be satisfactory in form and substance to the other party acting reasonably. Any delay in excess of six hours in providing approval of a press statement by Parent or Offeror shall operate as an extension of the time periods set out in clause 5.4(a)(iii) and clause 6.1(h)(iii), which extension shall match any delay by the Parent or the Offeror which is in excess of six hours.

7.4      NOTICES

All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or delivered, or if sent by facsimile transmission, upon confirmation that such transmission has been properly effected, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person. The date of receipt of any such notice or other communication if delivered personally shall be deemed to be the date of delivery thereof, or if sent by facsimile transmission the date of such transmission if sent on a business day, failing which it shall be deemed to have been received on the next business day.

                  IF TO PARENT OR THE OFFEROR:

                  c/o Corinthian Colleges, Inc.
                  6 Hutton Centre Drive
                  Suite 400, Santa Ana CA
                  92707

                  Phone No.: (714) 427-3000
                  Fax No.:   (714) 427-3013

                  Attention: Stan Mortensen, Senior Vice President and General
                             Counsel

                  with a copy to:

                  Osler, Hoskin & Harcourt LLP
                  1 First Canadian Place
                  Toronto, ON M5X 1B8

                  Phone No.: (416) 862-6701
                  Fax No.:   (416) 862-6666

                  Attention: Chris Murray

                  IF TO THE COMPANY:

                  c/o CDI Education Corporation
                  2 Bloor Street West
                  Suite 1700, Toronto, ON
                  M4W 3E2

                  Phone No.: (416) 964-8664
                  Fax No.:   (416) 964-1059

                  Attention: Bruce McKelvey, Chairman and Chief Executive
                             Officer

                  With a copy to:

                  Stikeman Elliott LLP
                  Suite 5300, Commerce Court West
                  P.O. Box 85
                  Toronto ON M5L 1B9

                  Phone No.: (416) 869-5524
                  Fax No.:   (416) 861-0445

                  Attention: Rod Barrett

Any party may at any time change its address for service from time to time by giving notice to the other parties in accordance with this Section 7.4.

7.5      CURRENCY

Unless otherwise indicated, all dollar amounts referred to in this Agreement are expressed in Canadian dollars.

7.6      INTERPRETATION

The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and articles refer to Sections and articles of this Agreement unless otherwise stated. Unless the context otherwise requires, words used herein importing the singular include the plural and vice versa. Each reference herein to knowledge of a party means, unless otherwise specified, the knowledge of such party's officers following due inquiry. If the date on which any action is required to be taken hereunder by a party is not a business day, such action shall be required to be taken on the next succeeding day which is a business day. Capitalized terms used herein but not otherwise defined will have the meaning ascribed thereto in Schedule D.

7.7      SEVERABILITY

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify this Agreement to preserve each party's anticipated benefits under this Agreement.

7.8      REMEDIES

The parties hereto acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any party or its representatives and any such breach would cause the non-breaching party irreparable harm. Accordingly, the parties hereto agree that, in the event of any breach or threatened breach of this Agreement by one of the parties, the non- breaching party will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. Such remedies will not be exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at Law or equity to each of the parties.

7.9      ENTIRE AGREEMENT, ASSIGNMENT AND GOVERNING LAW

This Agreement and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof.

In the event of any inconsistency between the provisions of this Agreement and the Confidentiality Agreement, the provisions of this Agreement shall prevail.

This Agreement: (a) shall not be assigned by operation of Law or otherwise, except that the Offeror may assign all or any portion of its rights under this Agreement to any affiliate of Parent; and (b) shall be governed in all respects, including validity, interpretation and effect, exclusively by the Laws of the Province of Ontario and the Laws of Canada applicable therein.

7.10     THIRD PARTY BENEFICIARIES

The provisions of Section 5.8 are (i) intended for the benefit of all present and former directors and officers of the Company and its Subsidiaries, as and to the extent applicable in accordance with their terms, and shall be enforceable by each of such persons and his or her heirs, executors, administrators and other legal representatives (collectively, the "THIRD PARTY BENEFICIARIES") and the Company shall hold the rights and benefits of Section 5.8 in trust for and on behalf of the Third Party Beneficiaries and the Company hereby accepts such trust and agrees to hold the benefit of and enforce performance of such covenants on behalf of the Third Party Beneficiaries, and (ii) are in addition to, and not in substitution for, any other rights that the Third Party Beneficiaries may have by contract or otherwise.

7.11     COUNTERPARTS

This Agreement may be executed in any number of counterparts (by facsimile or otherwise), each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce more than one counterpart.

IN WITNESS WHEREOF the parties have executed this Agreement on the date first written above.

                                        CORINTHIAN COLLEGES, INC.

                                          By: /s/ Dennis N. Beal
                                             ___________________________________
                                             Name: Dennis N. Beal
                                             Title: Executive Vice President

                                          By:___________________________________
                                             Name:
                                             Title:

                                          CORINTHIAN CANADA ACQUISITION INC.

                                          By: /s/ Nolan A. Miura
                                             ___________________________________
                                             Name: Nolan A. Miura
                                             Title: Senior Vice President

                                          CDI EDUCATION CORPORATION

                                          By: /s/ A. Bruce McKelvey
                                             ___________________________________
                                             Name: A. Bruce McKelvey
                                             Title: CEO

                                          By: /s/ B. Rasberry
                                             ___________________________________
                                             Name: B. Rasberry
                                             Title: President

                                   SCHEDULE A
                             CONDITIONS OF THE OFFER

Subject to the provisions of the Agreement, the Offeror shall have the right to withdraw the Offer and shall not be required to take up, purchase or pay for, and shall have the right to extend the period of time during which the Offer is open and postpone taking up and paying for, any Shares and Holdco Shares deposited under the Offer unless all of the following conditions are satisfied or waived by the Offeror at or prior to the Expiry Time:

         (a) there shall have been deposited under the Offer and not withdrawn (either directly or indirectly pursuant to the Holdco Alternative) at least 66 2/3% of the Shares outstanding on a fully diluted basis (the "MINIMUM TENDER CONDITION");

         (b) all government or regulatory consents or approvals required by law, policy or practice (other than as referred to in paragraph (c) below), including, without limitation, those of any provincial educational authorities, stock exchanges or other securities regulatory authorities, including a ruling which provides that subsection 97(2) of the Securities Act (Ontario) and the equivalent provisions of the securities laws of the other provinces and territories of Canada are not violated by the employment arrangements proposed for Company employees, shall have been obtained on terms satisfactory to the Offeror, acting reasonably;

         (c) either (i) the Department of Canadian Heritage under the Investment Canada Act shall have confirmed in writing that a filing with the Department of Canadian Heritage under the Investment Canada Act (and applicable policies) is not required in respect of the Offer based on the undertakings of the Company, Parent and the Offeror to outsource the direct sale of textbooks by the Company to students (and the undertaking of the Company is satisfactory to Parent and the Offeror, acting reasonably); or (ii) there shall have been a determination by the Minister of Canadian Heritage under the Investment Canada Act that the acquisition of the Shares by the Offeror is of "net benefit to Canada", on terms and conditions satisfactory to the Offeror, in its sole discretion;

         (d) the Offeror shall have determined in its sole discretion that no act, action, suit or proceeding shall have been taken before or by any Governmental Authority (including, without limitation, any individual, company, firm, group or other entity) in Canada or elsewhere, whether or not having the force of Law, and no Law shall have been proposed, enacted, promulgated or applied, in either case:

                  (i) to cease trade, enjoin, prohibit or impose material limitations, damages or conditions on the purchase by or the sale to the Offeror of the Shares and/or the Holdco Shares or the right of the Offeror to own or exercise full rights of ownership of the Shares and/or the Holdco Shares; or

                  (ii) which, if the Offer were consummated, would reasonably be expected to have a Material Adverse Effect; or

                  (iii) which would prevent or materially delay the completion of the acquisition by the Offeror of the Shares pursuant to a Subsequent Acquisition Transaction;

         (e) the Offeror shall have determined in its sole discretion that there shall not exist any prohibition at Law against the Offeror making the Offer or taking up and paying for any Shares and/or Holdco Shares deposited under the Offer or completing any Compulsory Acquisition Transaction or Subsequent Acquisition Transaction;

         (f) there shall not exist or have occurred (or, if there does exist or shall have previously occurred, there shall not have been disclosed, generally or to the Offeror in writing) any change (or any condition, event or development involving a prospective change) in the business, operations (including results of operations), affairs, assets, prospects, properties, condition (financial or otherwise), or liabilities (including contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), capitalization, financial condition, licences, permits, rights or privileges, whether contractual or otherwise, or prospects of the Company or any of its Subsidiaries considered on a consolidated basis which, in the sole judgement of the Offeror, individually or in the aggregate, has or may have a material adverse effect either on the value of the Company or any of its Subsidiaries considered on a consolidated basis or on the value of the Shares to the Offeror;

         (g) the Offeror shall not have become aware of any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings in relation to all matters covered in earlier filings), in any document filed by or on behalf of the Company with any regulatory authority in Canada or elsewhere, including, without limitation, any annual report, financial statements, material change report, press release or management proxy circular or in any document so filed or released by the Company to the public;

         (h) the Board of Directors shall not have withdrawn any recommendation made by it that Shareholders accept the Offer or issued a recommendation in a manner that has substantially the same effect;

         (i) at the Expiry Time, all representations and warranties of the Company in this Agreement: (A) that are qualified by a reference to Material Adverse Effect shall be true and correct in all respects; and (B) that are not qualified by a reference to a Material Adverse Effect shall be true and correct in all respects unless the failure to be true or correct has not had or would not reasonably be expected to have a Material Adverse Effect (and, for this purpose, any reference to "material" or other concepts of materiality in such representations and warranties shall be ignored);

         (j) at the Expiry Time, all representations and warranties of the Locked-up Shareholder in the Lock-up Agreement: (A) that are qualified by a reference to materiality shall be true and correct in all respects; and (B) that are not qualified by a reference to materiality shall be true and correct in all respects unless the failure to be true or correct has not had or would not reasonably be expected to have a material adverse effect;

         (k)      the Support Agreement shall not have been terminated;

         (l)      the Lock-up Agreement shall not have been terminated;

         (m) there shall not have occurred, developed or come into effect or existence any event, action, state, condition, terrorist event, war or financial occurrence of national or international consequence or any Law, action, inquiry or other occurrence of any nature whatsoever which adversely affects, or may adversely affect, the financial markets in Canada or the United States generally, or which materially adversely affects, or would reasonably be expected to materially adversely affect, the Company and its Subsidiaries (on a consolidated basis);

         (n) all outstanding options or other rights (except for rights pursuant to the Convertible Debentures and the Options) or entitlements granted to purchase or otherwise acquire authorized and unissued Shares shall have been exercised in full, or irrevocably released, terminated, surrendered or waived or otherwise dealt with by the holders thereof on terms and conditions satisfactory to the Offeror, in its sole discretion;

         (o) neither the Company nor the Offeror shall have received any notice (written or oral) from any Governmental Authority indicating that any School's license, permit, accreditation, approval or registration pursuant to (A) applicable vocational and/or career training legislation or (B) the federal or provincial Canada student loan program, will be suspended or revoked;

         (p) the Company shall have observed and performed its covenants in the Agreement in all material respects to the extent that such covenants were to have been observed or performed by the Company at or prior to the Expiry Time; and

         (q) the Offeror shall have received, not more than seven hours before the Expiry Time, a certificate of the Company, signed by two senior officers, to the effect that to the best of their knowledge, information and belief, after due inquiry,
                  (i) the representations and warranties of the Company in this Agreement are true and correct in all respects if qualified by a reference to Material Adverse Effect and if not qualified by a reference to Material Adverse Effect, are true and correct in all respects unless the failure to be true and correct has not had or would not reasonably be expected to have a Material Adverse Effect (and, for this purpose, any reference to "material" or other concepts of materiality in such representations and warranties shall be ignored) as at the Expiry Time; and (ii) all of the covenants and obligations of the Company under the Support Agreement have been performed or complied with in all material respects.

The foregoing conditions are for the exclusive benefit of the Offeror and may be asserted by the Offeror regardless of the circumstances giving rise to any such condition. The Offeror may, in the Offeror's sole discretion, waive any of the foregoing conditions, in whole or in part, at any time and from time to time, both before and after the Expiry Time, without prejudice to any other rights which the Offeror may have. The failure by the Offeror at any time to exercise any of the foregoing rights will not be deemed to be a waiver of any such right and each such right shall be deemed to be an ongoing right which may be assessed at any time and from time to time.

                                   SCHEDULE B
                         REPRESENTATIONS AND WARRANTIES

1.       ORGANIZATION AND QUALIFICATION

The Company is validly existing under the OBCA and has full corporate power and authority to own its assets and conduct its business as now owned and conducted. The Company is duly qualified to carry on business, and is in good standing, in each jurisdiction in which the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a Material Adverse Effect. True and complete copies of the articles and by-laws of the Company have been made available to Parent and the Company has not taken any action to amend or supersede such documents.

2.       SUBSIDIARIES

The Company does not have any interests in any Person, company, partnership, joint venture or other business organization, other than those listed in the Disclosure Schedule (the "SUBSIDIARIES"). None of the Subsidiaries holds, directly or indirectly, any equity interest in, or any options or rights for any equity interest in, any corporation or other entity, other than in certain circumstances, interests in another Subsidiary. Each of the Subsidiaries is validly existing and in good standing under the Laws of its jurisdiction of incorporation, has full corporate power and authority to own its assets and conduct its business as now owned and conducted by it and is duly qualified to carry on business in each jurisdiction in which the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a Material Adverse Effect. Other than as set out in the Disclosure Schedule, the Company beneficially owns, directly or indirectly, all of the issued and outstanding securities of each of the Subsidiaries. All of the outstanding shares or other equity interests in the capital of each of the Subsidiaries that is a corporation are validly issued, fully-paid and non-assessable and, other than as set out in the Disclosure Schedule, all such shares or other equity interests are owned free and clear of all liens, claims or encumbrances.

3.       COMPLIANCE WITH LAWS AND LICENSES

The Company and each of the Subsidiaries has complied in all material respects with and is in compliance in all material respects with all applicable Laws, including Laws related to education, labour, employment standards and human rights. Each of the Company and its Subsidiaries has all licenses, permits, accreditations, consents, certificates and authorizations, orders or approvals of (as well as bonds and security provided in connection therewith), and has made all required registrations with, any Governmental Authority that is required in connection with the ownership of their respective assets or the conduct of their respective operations and each of them has complied in all material respects with and is in compliance with all such licenses, permits, accreditations, consents, certificates, authorizations, orders, approvals and registrations (as well as bonds and security provided in connection therewith). Each license, permit, order, accreditation, consent, certificate, authorization, approval and registration is valid, subsisting and in good standing. Neither the Company nor any Subsidiary has received any notice, whether written or oral, of the revocation or non-renewal of any such licenses, permits, orders, accreditations, consents, certificates, authorizations, approvals or registrations, or of any intention of any Governmental Authority to revoke or refuse to re-new any of such licenses, permits, orders, accreditations, consents, certificates, authorizations, approvals or registrations and, to the knowledge of the Company, based on Laws currently in effect, all such licenses, permits, orders, accreditations, consents, certificates, authorizations, approvals and registrations shall continue to be effective and any required renewals thereof shall be available in order for the Company and the Subsidiaries to continue to conduct their respective businesses as they are currently being conducted and in accordance with the existing plans of the Company and the Subsidiaries. In the past three years, no license, permit, order, accreditation, consent, certificate, authorization, approval or registration held by or granted to the Company or any Subsidiary has been suspended, revoked, terminated, put on probation or in any manner qualified. Other than as set out in the Disclosure Schedule, none of the Company or any of the Subsidiaries is in conflict with, or in default (including cross defaults) under or in violation of (i) its articles or by-laws or equivalent organizational documents, or (ii) any material agreement or understanding to which it or by which any of its properties or assets is bound or affected.

4.       CAPITALIZATION

The authorized share capital of the Company consists of an unlimited number of common shares. As at the date hereof: (i) 9,936,401 common shares (and no other shares in the capital of the Company) have been duly authorized and are validly issued and outstanding as fully paid and non-assessable shares in the capital of the Company, (ii) there are outstanding Options to purchase Shares issued under the Stock Option Plan providing for the issuance of 1,113,881 Shares upon the exercise thereof at the exercise price set out in the Disclosure Schedule (of which the only options that are excersiable at price of $4.33 per Share or less are 335,000 options which are exerciable at a price equal to $3.60 per Share);
(iii) pursuant to the Convertible Debenture there are a maximum of 1,222,222 Shares issuable upon conversion of all outstanding debentures. The material terms of the Options granted pursuant to the Stock Option Plan (including exercise price) are disclosed in the Disclosure Schedule. Except for the Options and the Convertible Debenture there are no options, warrants, conversion privileges, calls, puts or other rights, agreements, arrangements, commitments or obligations of the Company or any of the Subsidiaries to, directly or indirectly issue or sell any shares of the Company or of any of the Subsidiaries or securities or obligations of any kind convertible into, exchangeable for or otherwise carrying the right or obligation to acquire any shares of the Company or any of the Subsidiaries, nor are there outstanding any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of the Company or any of the Subsidiaries. No Shareholder is entitled to any pre-emptive or other similar right.

5.       AUTHORITY RELATIVE TO THIS AGREEMENT

The Company has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by the Board of Directors and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable by Parent or the Offeror against the Company in accordance with its terms. The execution and delivery by the Company of this Agreement and the performance by it of its obligations hereunder and the completion of the Offer will not: (a) violate, conflict with or result in a breach of any provision of: (i) the constating documents of the Company or any of the Subsidiaries; (ii) any material agreement, contract, indenture, deed of trust, mortgage, bond, instrument, license, franchise or permit to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries is bound; or (iii) any Law to which the Company or any of the Subsidiaries is subject or by which the Company or any of the Subsidiaries is bound; (b) except as disclosed in the Disclosure Schedule, give rise to any right of termination, or the acceleration of any indebtedness, under any such material agreement, contract, indenture, deed of trust, mortgage, bond, instrument, license, franchise or permit; or (c) except as disclosed in the Disclosure Schedule, give rise to any rights of first refusal or trigger any change in control or influence provisions or any restriction or limitation under any such material agreement, contract, indenture, deed of trust, mortgage, bond, instrument, license, franchise or permit, or result in the imposition of any encumbrance, charge or lien upon any of the Company's assets or the assets of any of the Subsidiaries. Other than in connection with or in compliance with the Investment Canada Act (if applicable) and the applicable Canadian vocational or career training school legislation listed on the Disclosure Schedule, no authorization, consent or approval of, or filing with, any Governmental Authority is necessary for the consummation by the Company of its obligations under this Agreement or for the completion of the Offer, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make would not, individually or in the aggregate, prevent or materially delay consummation of the transactions contemplated by this Agreement.

6.       OPTIONS

All unexercised Options will expire upon the take-up and payment by the Offeror of Shares under the Offer provided that at such time the Offeror has taken up and paid for at least 66 2/3% of the Shares on a fully-diluted basis.

7.       CONVERTIBLE DEBENTURE

Upon the taking up by the Offeror of 66 2/3% of the Shares on a fully-diluted basis, the Company will be entitled pursuant to the terms of the Convertible Debenture to prepay (subject to the payment of additional interest at a rate of 10%) all outstanding obligations under the Convertible Debenture in accordance with the terms of the Convertible Debenture as a change in control of the Company will constitute a "Sale of the Company" pursuant to the terms of the Convertible Debenture; true and complete copies of which have been provided to Parent.

8.       SHAREHOLDER AND SIMILAR AGREEMENTS

The Company is not party to any shareholder, pooling, voting trust or other similar agreement or right capable (without the consent of the Company) of becoming any of the foregoing relating to the issued and outstanding shares of the Company or any of the Subsidiaries.

9.       FILINGS

The Company has filed all documents or information required to be filed by it under applicable Laws or with the TSX since January 1, 2001. All such documents or information filed by the Company under applicable Laws or with the TSX since January 1, 2001 (inclusive), including, without limitation, the Company's (a) annual report to Shareholders for the financial year ended December 31, 2002,
(b) annual information form dated as of May 15, 2003, (c) management information circular dated May 8, 2003, in respect of the annual meeting of Shareholders held May 8, 2003, (d) interim financial statements for the three month period ending March 31, 2003,

(e) material change reports filed and press releases issued between January 1, 2001 and the date hereof (collectively, the "COMPANY'S PUBLIC DOCUMENTS"), as of their respective dates, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading as at the time at which they were filed with applicable securities regulatory authorities. All of the Company's Public Documents, as of their respective date (and as of the date of any amendment thereto), complied as to form in all material respects with the requirements of applicable Laws. The Company has not filed any confidential material change report with any securities regulatory authority or regulator or any stock exchange or other self-regulatory authority that at the date hereof remains confidential.

10.      FINANCIAL STATEMENTS

The audited consolidated financial statements of the Company for the financial year ended December 31, 2002, including the notes thereto and the report of the Company's auditors thereon, and the interim financial statements of the Company as at and for the three month period ended March 31, 2003, all as contained in the Company's Public Documents, were prepared in accordance with generally accepted accounting principles ("GAAP") in Canada applied on a basis consistent with prior periods, except as noted therein, are correct in all material respects, are complete and present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Company and the Subsidiaries on a consolidated basis as at the respective dates thereof and the results of operations of the Company and the Subsidiaries on a consolidated basis for the respective periods covered thereby.

11.      RECEIVABLES

Other than as set out in the Disclosure Schedule, the accounts receivable of the Company, except to the extent of the allowance for doubtful accounts set forth in the financial statements, are bona fide receivables, arose out of arms' length transactions in the normal and usual practices of the Company, are recorded on the books and records of the Company in accordance with GAAP, and the Company has no reason to believe that such accounts receivable will not be collected in full in the ordinary course of business within the ordinary time frame for such receivables consistent with historical practices of the Company. Such receivables are not subject to any defense, counterclaim or setoff or discounts or credits not reflected in the financial statements (other than tuition refund policies administered in accordance with all applicable Law and the applicable Policy Guidelines, and as reflected in reserves or allowance for doubtful accounts shown on the financial statements), and (a) to the knowledge of the Company, no facts or circumstances exist which would cause any of such accounts receivable to have to be written down or written off by more than $400,000 in the aggregate in excess of the allowance for doubtful accounts set forth in the financial statements, and (b) since the date of the Company's most recent balance sheet at March 31, 2003, the Company has not discounted or sold such accounts receivable or any portion thereof. For greater certainty, the student enrolments comprising the deferred or unearned revenues were made in the ordinary course of business, and the deferred and unearned revenues will become earned revenues, except in the ordinary course of business.

12.      INTEREST IN PROPERTIES

         (a) Except as disclosed in the Disclosure Schedule and for encumbrances that do not individually or in the aggregate have a Material Adverse Effect, the Company and the Subsidiaries have title to, or a valid and subsisting leasehold interest in, all assets, properties and rights which are used in the conduct of their business, free and clear of any claims, security interests, liens or other encumbrances, and constitute all of the assets reasonably required for the conduct of the business of the Company and the Subsidiaries, considered on a consolidated basis, as such business is currently being conducted.

         (b) All tangible assets of the Company and the Subsidiaries are in good operating condition, free from any defects or flaws which would restrict or impede their operation or sale, other than such defects or flaws which would not, individually or in the aggregate, have a Material Adverse Effect.

13.      INTELLECTUAL PROPERTY RIGHTS

         (a) The Disclosure Schedule contains a list of all of the material registered Intellectual Property and all applications therefor owned by the Company or a Subsidiary (the "REGISTERED INTELLECTUAL PROPERTY"). Copies of the documentation relating to the Registered Intellectual Property have been made available to the Parent.

         (b) Other than as set out in the Disclosure Schedule, the Company and its Subsidiaries have all right, title and interest in, or a valid and binding license to use, and have taken all commercially reasonable steps to protect, all of the Intellectual Property necessary to conduct their respective businesses as they are currently carried on. Neither the Company nor any of the Subsidiaries has received written notice that any of such Intellectual Property infringes upon the intellectual property rights of any third party.

         (c) All patents, registered trade-marks and registered service marks held by the Company or the Subsidiaries are valid and subsisting, and to the knowledge of the Company, there are no outstanding challenges to the validity of any such registrations. The marketing, licensing or sale of the products or services of the Company and the Subsidiaries does not infringe any patent, trade-mark, service mark, copyright, trade secret or other proprietary right of any third party.

         (d) The Company has taken reasonable steps to protect and preserve the confidentiality of all Intellectual Property not otherwise protected by patents, patent applications, trade-marks or other indicia of source, or copyright ("CONFIDENTIAL INFORMATION"). All use, disclosure or appropriation by the Company and the Subsidiaries of Confidential Information not owned by the Company or any such Subsidiary has been pursuant to the terms of a written agreement between the Company and the owner of such Confidential Information, or is otherwise lawful.

14.      ABSENCE OF CERTAIN CHANGES OR EVENTS

Other than as set out in the Disclosure Schedule, since March 31, 2003:

         (a) the Company and the Subsidiaries have conducted their respective businesses only in the usual, ordinary and regular course and consistent with past practice;

         (b) no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) which has had or is reasonably likely to have a Material Adverse Effect has been incurred;

         (c) there has not been any event or occurrence which has had or is reasonably likely to have a Material Adverse Effect;

         (d) there has not been any change in the accounting practices used by the Company and the Subsidiaries;

         (e) there has not been any sale, lease or transfer of material assets, properties or rights of the Company or the Subsidiaries, by the Company or the Subsidiary, other than in the usual, ordinary and regular course of business consistent in type and amount with past practice;

         (f) neither the Company nor the Subsidiaries has received any notice of termination by or from any third party respecting any material contract of the Company or the Subsidiaries, nor has any such contract been terminated, and, to the knowledge of the Company, no such notice of termination, or actual termination, is pending or threatened;

         (g) there has not been any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, shares or property) in respect of, any of the shares of the Company or any of the Subsidiaries or any redemption, retirement, acquisition by the Company or any of the Subsidiaries, purchase for cancellation of any of the Company's or any of the Subsidiary's securities, or any split, reverse split, combination or reclassification of any of the Company's or any of its Subsidiaries' shares, or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of, or in substitution for securities of the Company or any of its Subsidiaries;

         (h) none of the Company or any of its Subsidiaries has made any grant of credit to any customer or distributor on terms or in amounts that are materially inconsistent in term or amount with past practice;

         (i) neither the Company nor any Subsidiary has transferred or licensed any rights to any Intellectual Property other than in the ordinary and regular course of business of the instructional activities of the Schools, carried on consistent with past practice;

         (j) except for ordinary course adjustments to non-officer employees, there has not been any increase in the salary or similar remuneration payable to any non-executive employees of any of the Company or the Subsidiaries;

         (k) there has not been any increase in the salary or similar remuneration payable to any officers of the Company or the Subsidiaries; and

         (l) there has been no act or omission by the Company or the Subsidiaries to take any action that would result in the occurrence of any of the foregoing.

15.      SEVERANCE AND EMPLOYMENT

         (a) Except as set out in the Disclosure Schedule, to the knowledge of the Company, no employee of the Company or the Subsidiaries is in violation of any term of any employment contract, patent disclosure agreement, confidentiality or proprietary information agreement, or any restrictive covenant agreement entered into with a previous employee by reason of any such employee being employed by the Company.

         (b) Except for contracts listed in the Disclosure Schedule, neither the Company nor any of the Subsidiaries has entered into any written or oral agreement or understanding providing for length of notice of or severance or termination payments to any director, officer or senior employee in connection with the termination of their position or their employment either prior to or following a change in control of the Company. True and complete copies of such contracts and all amendments thereto have been provided to the Parent.

         (c) Neither the Company nor any of the Subsidiaries is a party to any collective bargaining agreement nor subject to any application for certification and no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent, hold bargaining rights with respect to any of the employees and there are no threatened or apparent union-organizing campaigns for employees nor are there any current, pending or threatened strikes or lockouts affecting the Company or any of the Subsidiaries.

         (d) Neither the Company nor any Subsidiary has or is engaged in any unfair labour practice and no unfair labour practice complaint, grievance or arbitration proceeding is pending or, to the knowledge of the Company and its Subsidiaries, threatened against the Company or any Subsidiary.

         (e) Except as disclosed in the Disclosure Schedule, neither the Company nor any of the Subsidiaries is subject to any claim for wrongful dismissal, constructive dismissal or any other claim, actual or, to the knowledge of the Company, threatened, or any litigation actual or, to the knowledge of the Company, threatened, relating to employment or termination of employment of employees.

         (f) Except as disclosed in the Disclosure Schedule, neither the Company nor any of the Subsidiaries are subject to any current, pending or, to the knowledge of the Company, threatened claim, complaint, investigation, order or proceeding before any Governmental Authority pursuant to Laws with respect to employment and labour standards, occupational health and safety, long-term disability, employment equity, pay equity, workers' compensation, human rights and labour relations.

         (g) All current assessments under the Workplace Safety and Insurance Act (Ontario) and under similar or the equivalent legislation in other jurisdictions where the Company carries on business in relation to the Company and the Subsidiaries and all of their respective contractors and subcontractors have been paid or accrued and none of the Company or any Subsidiary has been or is subject to any special or penalty assessment under such legislation which has not been paid.

         (h) Except as set out in the Disclosure Schedule, each of the Company and its Subsidiaries has obtained binding, full and final releases from each employee with more than five years of service with the Company or its Subsidiaries, as applicable, that has been dismissed within the past twelve months. The Company has provided to Parent any orders and/or decisions issued by the Ontario Labour Relations Board in connection with the Company's 2002 restructuring.

16.      LITIGATION, ETC.

Except as set out in the Disclosure Schedule, (i) there is no claim, action, proceeding, or investigation pending or, to the knowledge of the Company, threatened against or relating to the Company or any of the Subsidiaries or affecting any of their properties or assets before or by any Governmental Authority and (ii) there is no outstanding complaint against the Company or any of its Subsidiaries, nor, to the knowledge of the Company is the Company aware of any existing ground on which any such claim, action, proceeding, investigation or complaint might be commenced or made with any reasonable likelihood of success. Neither the Company nor any of the Subsidiaries is subject to any outstanding order, writ, injunction or decree. To the knowledge of the Company, and other than ordinary course compliance audits, inquiries and student surveys conducted by Governmental Authorities in a manner consistent with industry practice, neither it nor any of its Subsidiaries or any of the Schools is the subject of any governmental investigations or inquiries (including inquiries as to the qualification to hold or receive any license, permit, accreditation, certificate, authorization, approval or registration). There is no claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary before any Governmental Authority which, if determined adversely to the Company or any Subsidiary, would delay or prevent the consummation of the Offer and the Company has no knowledge of any existing ground on which such claim, action, suit, proceeding or investigation might be commenced with any reasonable likelihood of success. Details of all outstanding litigation, other than litigation involving individual claims not in excess of $15,000 and which are not, in the aggregate, in excess of $60,000, have been made available to Parent and are listed in the Disclosure Schedule.

17.      TAXES

         (a) Other than as set out in the Disclosure Schedule, the Company and each of the Subsidiaries have duly and in a timely manner filed all Tax returns required to be filed by each of them on or before the date hereof in the form and the time prescribed by applicable Laws for so doing, and all such Tax returns are true and complete. The Company and each of the Subsidiaries has duly and timely paid all Taxes, including all instalments on account of Taxes for the current year, that are due and payable prior to the date hereof, other than those which are being contested in good faith and in respect of which reserves have been provided in the financial statements of the Company contained in the Company's Public Documents. Provision has been made in the financial statements of the Company contained in the Company's Public Documents for amounts at least equal to the amount of all Taxes owing by the Company and each of its Subsidiaries that are not yet due and payable and that relate to periods ending on or prior to the Effective Time. Neither the Company nor any of the Subsidiaries has requested any extension of time within which to file any Tax return, which Tax return has not since been filed. The Company has not received any refund of Taxes to which it is not entitled.

         (b) Except as set out in the Disclosure Schedule, there are no actions, suits, proceedings, investigations or claims pending or, to the knowledge of the Company, threatened against the Company or any of the Subsidiaries in respect of Taxes, or any matters under discussion with any Governmental Authority relating to Taxes asserted by any such authority.

         (c) Neither the Company nor any of the Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax returns. There are no liens for Taxes upon any asset of the Company or any of the Subsidiaries except for liens for Taxes not yet due.

         (d) Other than as set out in the Disclosure Schedule, the Company and each of its Subsidiaries have withheld or collected all amounts required to be withheld or collected by them on account of Taxes and have remitted all such amounts to the appropriate Tax authority when required by Law to do so.

         (e) Other than as set out in the Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any liability for Taxes of any other Person.

         (f) No claim has ever been made by a Tax authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

18.      TUITION CREDIT

For the purposes of section 118.5 of the Income Tax Act (Canada), each of the Schools (other than the corporate education division owned, operated and administered by the Company and its Subsidiaries) is an educational institution in Canada that is either:

         (a) a university, college or other educational institution providing courses at a post-secondary school level, or

         (b) certified by the Minister of Human Resources Development to be an educational institution providing courses, other than courses designed for university credit, that furnish a Person with skills for, or improve a Person's skills in, an occupation, and each Tuition and Education Amounts Certificate (Form T2202A), and any equivalent form or certificate issued under the Income Tax Act (Canada) or the legislation of any province or territory in Canada, issued by a School has been issued in respect of a course for which a student enrolled in that course would be eligible to claim a tuition credit under section 118.5 of the Income Tax Act (Canada).

19.      EDUCATION CREDIT

For the purposes of the Income Tax Act (Canada), each of the Schools (other than the corporate education division owned, operated and administered by the Company and its Subsidiaries) is a "designated educational institution", as that term is defined in subsection 118.6(1) of the Income Tax Act (Canada) and each Tuition and Education Amounts Certificate (Form T2202A) or Education Amounts Certificate (Form T2202), and any equivalent form or certificate issued under the Income Tax Act (Canada) or the legislation of any province or territory in Canada, issued by a School has been issued in respect of a "qualifying educational program", as that term is defined in subsection 118.6(1) of the Income Tax Act (Canada).

20.      INSURANCE

The Company has made available to Parent copies of all policies of insurance maintained by the Company or any of the Subsidiaries naming the Company or any of the Subsidiaries as an insured. No material claims have been made under policies of insurance since January 1, 2001 and there is no claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums payable under such policies of insurance have been paid and the Company and the Subsidiaries are in compliance in all material respects with the terms of such policies. Other than as set out in the Disclosure Schedule, the Company has no knowledge of any threatened termination of, or material premium increase with respect to, any such policies.

21.      PENSION AND EMPLOYEE BENEFITS

         (a) Each Company Benefit Plan complies in all respects with all applicable Laws and such plans have been administered in compliance in all material respects with applicable Laws and their terms.

         (b) Other than as set out in the Disclosure Schedule, the Company does not have any pension plans or any other plans which provide benefits beyond retirement or other termination of service to employees or former employees or to the beneficiaries or dependants of such employees.

         (c) Other than as set out in the Disclosure Schedule, all employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of each Company Benefit Plan have been paid or remitted in a timely fashion in accordance with its terms and all Laws, and no Taxes, penalties or fees are owing or exigible under any Company Benefit Plan.

22.      ENVIRONMENTAL

         (a) The Company and the Subsidiaries have not caused or permitted nor has there been any release, emission, spill or discharge, in violation of any Environmental Laws, of any Hazardous Substances on, in, around, from or in connection with the Leased Real Property.

         (b) None of the Company or any of the Subsidiaries has been required by any governmental entity with jurisdiction over the following matters to perform any environmental closure, decommissioning, rehabilitation, restoration or post-remedial investigations, on, about, or in connection with any of the Leased Real Property.

         (c) The Company has disclosed to Parent in writing true and complete copies of all environmental audits, evaluations, assessments, studies or tests relating to the Company, the Subsidiaries and the Real Property which are within the possession or control of any of the Company or any of the Subsidiaries.

         (d) The Company and its Subsidiaries are in compliance in all material respects with all Environmental Laws.

         (e) The Company and the Subsidiaries have not caused or permitted nor has there been any release, emission, spill or discharge, in violation of any Environmental Laws, of any Hazardous Substances on, in, around, from or in connection with any property or facility which they previously owned or leased, or any property or facility owned or operated by any third party but with respect to which the Company or any of the Subsidiaries have or may reasonably be alleged to have liability.

         (f) To the knowledge of the Company, none of the Leased Real Property (i) has been used as a waste disposal site or as a licensed landfill, or (ii) has ever had asbestos-containing materials, PCBs, radioactive substances or aboveground or underground storage systems, active or abandoned, located on, at or under them except in compliance with Environmental Laws.

23.      ABSENCE OF CERTAIN LIABILITIES

The Company, considered on a consolidated basis, does not have any liabilities of any nature, whether accrued, absolute, fixed, contingent or otherwise, whether due or to become due and required to be recorded or reflected on a consolidated balance sheet of the Company under GAAP, except: (i) as reflected or reserved against or disclosed in the Company's balance sheet for the financial year ended December 31, 2002 included in the Company's Public Documents, (ii) liabilities incurred since December 31, 2002 that: (x) have been incurred in the ordinary course of business consistent with past practice and
(y) have not had and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect; (z) and which do not violate, in any respect, any covenants contained in this Agreement or constitute a breach of any representation or warranty made in or pursuant to this Agreement.

24.      BOOKS AND RECORDS

The books, records and accounts of the Company (a) have been maintained in accordance with applicable Law; (b) fairly, correctly and accurately set out, record and disclose in all material respects (i) the financial position of the Company and the Subsidiaries and (ii) all financial transactions relating to each of their businesses. The Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurance of (a) and (b) above and to permit preparation of financial statements in conformity with GAAP.

25.      NO DEFAULTS

Except as set out in the Disclosure Schedule, neither Company nor any of its Subsidiaries is in default under, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default under any material contract.

26.      MATERIAL CONTRACTS

         (a) Except as set out in the Disclosure Schedule, each material contract of the Company or the Subsidiaries is in full force and effect and there exists no default or event of default or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default, an event of default or would trigger a right to terminate thereunder.

         (b) Except as set out in the Disclosure Schedule, the Company has not violated or breached any of the terms or conditions of any material contract, and, to the knowledge of the Company, all the covenants to be performed by any other party thereto have been fully performed.

         (c) No action or inaction by the Company or any of the Subsidiaries has given rise to any right of rescission or cancellation of any franchise contract of the Company or the Subsidiaries, and the operations of the franchised Schools are being conducted in compliance in all material respects with applicable Laws.

27.      RESTRICTIONS ON BUSINESS ACTIVITIES

Except as set out in the Disclosure Schedule, there is no agreement, judgment, injunction, order, decree, understanding or other restriction with any Person binding upon the Company or any of the Subsidiaries which has or could reasonably be expected to have the effect of restricting, prohibiting or materially impairing:

         (a) any current or currently proposed business practice of the Company or any of the Subsidiaries;

         (b) the Company or any of its Subsidiaries from carrying on its business with any customer or within any geographic region;

         (c) any acquisition of property by the Company or any of the Subsidiaries; or

         (d) the conduct of business by the Company or any of the Subsidiaries as currently conducted or as currently proposed to be conducted by the Company or any of the Subsidiaries.

28.      FAIRNESS OPINION

The Company has received an opinion from its financial advisor, that, as of the date hereof, the consideration to be received under the Offer is fair, from a financial point of view, to Shareholders, which opinion will be included in the Directors' Circular.

29.      INTERESTED PARTY TRANSACTIONS

Except as disclosed in the Disclosure Schedule, neither the Company nor any of the Subsidiaries is indebted to any director, officer or employee of the Company (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses). Except as disclosed in the Disclosure Schedule, no director, officer, employee or agent of the Company or any of the Subsidiaries is a party to any contract, arrangement or understanding or other transactions required to be disclosed pursuant to applicable Laws.

30.      LEASED REAL PROPERTY

Neither the Company nor any of its Subsidiaries owns any real property. The Company has not owned any real property since its inception, and to the best of the knowledge of the Company, without further investigation, none of the Subsidiaries have owned real property. The Disclosure Schedule lists all real property leased or subleased to the Company or any of its Subsidiaries as of the date of this Agreement and the name(s) of the Schools operated at that location (the "LEASED REAL PROPERTY"). Neither the Company nor any of its Subsidiaries uses any real property other than the Leased Real Property. The Company has made available to Parent true, correct and complete copies of the leases and subleases (as amended to date) and other agreements for occupancy, including all amendments, extensions and other modifications thereto as of the date of this Agreement with respect to each Leased Real Property (each, a "REAL PROPERTY LEASE" and, collectively, the "REAL PROPERTY LEASES"). Each Real Property Lease is legal, valid, binding and enforceable, and in full force and effect. There does not exist under any Real Property Lease any event of default or event or condition that, after notice or lapse of time or both, would constitute a default, violation, breach or event of default thereunder on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto. Other than as set out in the Disclosure Schedule, neither the Company nor any of its Subsidiaries, as applicable, has assigned, transferred, conveyed, mortgaged, subleased, deeded in trust or encumbered any of its interest in any of the Real Property Leases.

31.      OWNERSHIP OF SCHOOLS

Except as set out in the Disclosure Schedule, each of the Schools are owned and operated by the Company or its wholly-owned Subsidiaries directly, and no other Person has any ownership interest in the Schools. No other Person has any right, option, subscription or other arrangement to purchase or otherwise acquire any interest in the Schools or the Company.

32.      RECRUITMENT; ADMISSIONS PROCEDURES; ATTENDANCE; REPORTS; PLACEMENT

The Company's operations with respect to the Schools have been conducted in all material respects in accordance with the Policy Guidelines, and all relevant standards imposed by applicable accrediting bodies, agencies administering provincial or federal governmental programs in which the Company participates, and other applicable Laws. The Company has submitted all reports, audits and other information, whether periodic in nature or pursuant to specific requests, including, without limitation, all annual compliance audits and audited financial statements, for the Schools to all agencies or other entitles with which such filings are required relating to its compliance with (i) applicable accreditation standards governing its activities and (ii) Laws governing programs pursuant to which the Schools or its students receive funding. Materially complete and accurate records for all present and past students attending the Schools have been maintained consistent with the operations of a school business and as required by applicable Laws. All forms and records with respect to the Schools and their operations have been prepared, completed, maintained and filed in all material respects in accordance with all applicable Laws, and are true and correct; provided however, that the Company has, where reasonable and customary, accepted as true facts and data provided by third parties. All financial aid grants and loans, disbursements, refunds and record keeping relating thereto have been completed in compliance with all applicable federal and provincial requirements, and there are no material deficiencies in respect thereto. The Schools and the Company have complied in all material respects with the legal requirements that no student at the Schools be funded prior to the date for which such student was eligible for funding, and the Schools and the Company have made all legally required refunds of monies with respect to students who have withdrawn from the Schools in a timely manner. The records of each student, including placement records, at the Schools conform in all material respects to all relevant regulatory requirements.

33.      TITLE; CONDITION AND QUALITY OF THE CURRICULUM

Except as set out in the Disclosure Schedule, the Company owns outright, and has good and marketable title to, or has a valid licence or right to use, the Curriculum free and clear of all encumbrances, and the execution and performance of this Agreement will have no effect on the Company's ownership of the Curriculum. Except as set out in the Disclosure Schedule, no employee or affiliate of the Company or any other Person owns or has any interest, directly or indirectly, in any part of the Curriculum developed by the Company and its employees. No component of the Curriculum infringes or violates any copyright, patent, trade secret, trade-mark, service mark, registration or other proprietary right of any other Person, and the Company's past and current use of any part of the Curriculum does not infringe upon or violate any such right. The Curriculum as taught in the Schools is consistent in all material respects with the Curriculum as filed with Governmental Authorities.

34.      ACCREDITING BODY AND GOVERNMENTAL APPROVALS

Except as disclosed in the Disclosure Schedule, to the knowledge of the Company there exist no facts or circumstances attributable to the Company or the Schools that would reasonably cause any Governmental Authority or accrediting body whose authorization, consent or similar approval is required for the consummation of the transactions contemplated by this Agreement or the operation of the Schools following the take up and payment for Shares by the Offeror, to lawfully or rightfully refuse to deliver such authorization, consent or similar approval.

35.      COHORT DEFAULT RATE AND REFUNDS

The Disclosure Schedule sets out the cohort default rate for the Schools (other than the corporate education division owned, operated and administered by the Company and its Subsidiaries) in each province where the Company knows the cohort default rate (being Ontario and Alberta), and their programs and courses, calculated in the manner prescribed by applicable Law as of the date such calculations were most recently made by, or reported to, the applicable Governmental Authorities. Except as disclosed in the Disclosure Schedule, the applications and admissions of students have been made or completed in accordance with applicable Laws and as directed or required by Governmental Authorities, and all such Persons who have been admitted as students of the Schools (other than the corporate education division owned, operated and administered by the Company and its Subsidiaries) have done so pursuant to a contract (where legally required) and in accordance with applicable Laws and the Policy Guidelines (from time and time in force and effect). The Company and its Subsidiaries have made all refunds of fees, expenses, costs and tuition, where required, in whole or in part, in respect of the withdrawal, expulsion, dismissal, non-commencement, cessation, abandonment, termination or cancellation of the student or his or her contract with the School. All such refunds and repayments have been made in accordance with all applicable Laws and the Policy Guidelines (including as to amount and timing) and have been in amounts no less than those required by contracts entered into with students.

36.      GOVERNMENT LOANS AND FINANCIAL ASSISTANCE

Each and every School, program or course that currently is eligible for or receiving (either directly or by or on behalf of students) government loans and financial aid or assistance, is receiving such loans, aid or assistance, from the respective provincial and federal Governmental Authority in the normal manner without undue delay. To the best of the Company's knowledge, it is not aware of any fact or circumstance that would result in a School or in respect of a program or course, a program or course that represents a material portion of the revenue of any School, that is currently eligible for or receiving (either directly or by or on behalf of students) government loans, financial aid or assistance to no longer be eligible for such loans, financial aid or assistance.

37.      CORPORATE EDUCATION DIVISION

Other than as set out in the Disclosure Schedule, there is no single corporate education customer or group of customers of the Company or any of its Subsidiaries which individually or in the aggregate provided more than 5% of the Company's corporate education training revenue for the 12 month period ended May 31, 2003 and none of the Persons shown on the Disclosure Schedule have terminated, cancelled, materially adversely modified or changed, their business relationship with the Company or any of its Subsidiaries.

38.      NO JOINT VENTURE INTERESTS, ETC.

Neither the Company nor any of the Subsidiaries is a partner, beneficiary, trustee, co-tenant, joint-venturer or otherwise a participant in any partnership, trust, joint venture, co-tenancy or similar jointly owned business undertaking and neither the Company nor any of the Subsidiaries has significant investment interests in any business owned or controlled by any third party.

39.      INVESTMENT CANADA

         (a) The Company has provided to Parent all information concerning the Company and its business operations relevant to Parent's determination as to the applicability of the Investment Canada Act, the Government of Canada's Revised Foreign Investment Policy in Book Publishing and Distribution, and the Department of Canadian Heritage's policy on foreign investment in magazine publishing.

         (b) The Company is Canadian-controlled within the meaning of the Investment Canada Act and any applicable ministerial determinations made under such act.

40.      RIGHTS PLAN

The Company has no shareholder rights plan or similar plan contemplated to be put in place by the Company.

41.      BROKERS

The Company and its Subsidiaries will not be liable, directly or indirectly, for the fees, commissions or expenses of any broker, finder, investment broker or other agent or intermediary (other than CIBC World Markets Inc.) in connection with the Offer.

42.      NO ADDITIONAL LIABILITY

Except as permitted by Section 4.1(b)(xiii) and except as provided under the Convertible Debenture, the completion of the Offer will not result in the Company and/or any Subsidiary incurring any additional material liability or obligation (whether absolute, contingent or otherwise).

43.      FULL DISCLOSURE

The Company has made available to Parent information, including financial, marketing, sales and operational information, on a historical basis, relating to the Company and the Subsidiaries. All such information which has been provided to Parent is true and correct in all material respects and no material facts have been omitted from that information which would make such information misleading at the time that it was provided.

44.      CUMULATIVE BREACH

The breaches, if any, of the representations made by the Company in this Schedule B that would occur, if all references in such representations to phrases concerning materiality, including references to the qualification "Material Adverse Effect", were deleted, in the aggregate do not have and would not reasonably be expected to have a Material Adverse Effect.

                                   SCHEDULE C

The Offer shall permit a Shareholder who holds Shares indirectly through a holding company to accept the Offer by depositing all of the shares of the Holdco to the Offer for a consideration equal to the consideration such Shareholder would have been entitled to receive had the Shares owned by such Holdco been deposited directly under the Offer, provided that the Holdco Alternative will only be available if the following terms and conditions are satisfied:

                  (i) the Holdco is resident in Canada and is a taxable Canadian corporation for purposes of the Income Tax Act (Canada);

                  (ii) the Holdco is a single purpose corporation that has no active business, has not held and does not hold any assets other than Shares and has no liabilities whatsoever (other than immaterial liabilities not in excess of $5,000 for which full cash provision has been made);

                  (iii) the Holdco has been incorporated under the laws of the Province of Ontario on or after December 30, 2002;

                  (iv) the conditions to the Offer shall have been satisfied or waived;

                  (v) the Holdco shall have been the legal and beneficial owner of the Shares on or before April 1, 2003, or such later date as the Offeror may determine, in its sole discretion;

                  (vi) the Shareholder must advise the Depositary of its intention to participate in the Holdco Alternative, in writing, no later than 10 business days prior to the initial Expiry Time, and must enter into a share purchase agreement (a "SHARE PURCHASE AGREEMENT") no later than 5 business days prior to the initial Expiry Time in a form satisfactory to the Offeror pursuant to which such Shareholder shall provide the Offeror with representations, warranties and covenants providing comprehensive protection to the Offeror in respect of the period prior to closing including a representation and warranty that Holdco has no assets other than the Shares and has no liabilities whatsoever (other than immaterial liabilities not in excess of $5,000 for which full cash provision has been made), and containing the requirement for the seller of the Holdco Shares (the "Holdco Seller") to arrange for the provision of a legal opinion satisfactory to the Offeror, acting reasonably, in connection with the purchase and sale of such Holdco Shares. The Share Purchase Agreement will also include a comprehensive indemnity in favour of the Offeror from the Holdco Seller and the ultimate principal investor of the Holdco Seller in respect of breaches of representations and warranties and any liabilities of Holdco relating to any matter occurring on or before, or relating to a time before, the Expiry Time and will require the Holdco Seller to pay the Offeror's out-of-pocket expenses incurred in connection with its diligence and any other costs in relation to the election of the Holdco Alternative by the Holdco Seller to a maximum of $25,000. Failure of a Shareholder to properly notify the Depository of its intention to participate in the Holdco

                           Alternative or to properly enter into a Share Purchase Agreement within the time deadlines set forth above will disentitle such Shareholder to participate in the Holdco Alternative;

                  (vii) access to all of the Books and Records of Holdco have been provided on or before 8 business days prior to the initial Expiry Time and the Offeror and its counsel shall have completed due diligence regarding the business and affairs of Holdco to ensure that Holdco is capable of providing the representations and warranties and performing the covenants to be contained in the Share Purchase Agreement above with results satisfactory to the Offeror, acting reasonably;

                  (viii) where there is more than one shareholder of Holdco, all such shareholders shall have elected to avail themselves of the Holdco Alternative with respect to all of their Holdco Shares; and

                  (ix) the Offeror determines, in its sole discretion, that the purchase of the Holdco Shares would not have a material adverse consequence (whether tax or otherwise) to the Offeror.

The purchase and sale of the Holdco Shares will be executed in escrow no more than two business days prior to the Expiry Time and become effective at the time at which the Offeror takes up and pays for all of the Shares deposited under the Offer. Offeror will pay for the Holdco Shares as soon as practicable, and in any event, no more than three business days following the take-up of the Shares.

                                   SCHEDULE D
                                   DEFINITIONS

         (a) "ACQUISITION PROPOSAL" has the meaning ascribed thereto in subsection 5.2(a);

         (b) "AGREEMENT" and "SUPPORT AGREEMENT" means this support agreement and all the Schedules hereto;

         (c)      "BID CIRCULAR" has the meaning ascribed thereto in subsection
                  1.1(c);

         (d) "BOARD OF DIRECTORS" has the meaning ascribed thereto in Recital 2;

         (e) "BUSINESS DAY" means any day, other than a Saturday or Sunday, on which banks are open for business in Toronto, Ontario, and Santa Ana, California;

         (f)      "COMPANY" has the meaning ascribed thereto in the preamble;

         (g) "COMPANY BENEFIT PLANS" means all employee benefit plans, all loans to employees, all stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, life insurance or accident insurance, bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, other fringe or employee benefit plans that apply to employees of the Company or any of the Subsidiaries and executive compensation or severance agreements for the benefit of, or relating to, any present or former employee, consultant, officer or director of the Company and "COMPANY BENEFIT PLAN" means any such plan;

         (h) "COMPANY'S PUBLIC DOCUMENTS" has the meaning ascribed thereto in paragraph 9 of Schedule B;

         (i)      "COMPULSORY ACQUISITION" has the meaning ascribed thereto in
                  Section 1.4;

         (j) "CONFIDENTIAL INFORMATION" has the meaning ascribed thereto in paragraph 13(e) of Schedule B;

         (k) "CONFIDENTIALITY AGREEMENT" means the confidentiality agreement dated January 10, 2003 entered into between the Company and Parent and any and all amendments thereto;

         (l) "CONVERTIBLE DEBENTURE" means, collectively, (i) the Series 1 Convertible Debentures issued December 12, 2002; and (ii) the $4 million Subordinated Convertible Debenture issued December 12, 2002 to RoyNat Capital Inc.;

         (m)      "CURRENT PREMIUM" has the meaning ascribed thereto in Section
                  5.8;

         (n) "CURRICULUM" means the curriculum used in the educational programs offered by the Company in the form of computer programs, slide shows, texts, films, videos or any other form or media, including, without limitation, the following items:
                  (i)
                  course objectives, (ii) lesson plans, (iii) exams, (iv) class materials (including interactive or computer-aided placement materials), (v) faculty notes, (vi) course handouts, (vii) diagrams, (viii) syllabi, (viiii) sample externship and placement materials, (x) clinical checklists, (xi) course and faculty evaluation materials, (xii) policy limitation, (a) all copyrights, copyright applications, copyright registrations and trade secrets relating to the above-listed items and (b) Revisions;

         (o) "DEPOSITARY" means Computershare Trust Company of Canada, unless otherwise determined by the Offeror;

         (p) "DIRECTORS CIRCULAR" has the meaning ascribed thereto in clause 1.1(g)(iii);

         (q) "DISCLOSURE SCHEDULE" means the written disclosure letter addressed to the Offeror and Parent dated the date hereof and delivered to Parent (i) in draft form three days prior to the date hereof; and (ii) in final form contemporaneously with the delivery of this Agreement;

         (r)      "EFFECTIVE TIME" has the meaning ascribed thereto in Section
                  4.1;

         (s) "EMPLOYEE STOCK PURCHASE PLAN" means the Palmtree employee stock purchase plan effective July 1, 2000;

         (t) "ENVIRONMENTAL LAWS" means all Laws relating to the protection of the environment, occupational health and safety, or the use, storage, disposal, discharge, packaging, transport, handling, containment, clean-up or other remediation or corrective action of any Hazardous Substances, in each case, as in effect on the date hereof;

         (u)      "EQUIVALENT INSURANCE" has the meaning ascribed thereto in
                  Section 5.8;

         (v) "EXCLUSIVITY AGREEMENT" means the exclusivity agreement dated as of April 1, 2003 entered into among the Company, the Parent and Bruce McKelvey, and any and all amendments thereto;

         (w)      "EXPIRY TIME" has the meaning ascribed thereto in subsection
                  1.1(e);

         (x) "GAAP" has the meaning ascribed thereto in paragraph 10 of Schedule B;

         (y) "GOVERNMENTAL AUTHORITY" means any government, regulatory authority, governmental department, agency, commission, bureau, official, minister, Crown corporation, court, board, tribunal, dispute settlement panel or body or other Law, rule or regulation-making entity:

                  (i) having or purporting to have jurisdiction on behalf of any nation, province, state or other geographic or political subdivision thereof; or

                  (ii) exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power;

         (z) "HAZARDOUS SUBSTANCES" means all pollutants, contaminants, wastes of any nature, chemicals, deleterious substances, hazardous material, toxic or hazardous wastes or any other substance, (including asbestos, asbestos containing materials, mould, microbial organisms or substances related thereto), matter or material regulated by or under Environmental Laws;

         (aa)     "HOLDCO" has the meaning ascribed thereto in subsection
                  1.1(a);

         (bb) "HOLDCO ALTERNATIVE" has the meaning ascribed thereto in subsection 1.1(a);

         (cc) "HOLDCO SHARES" has the meaning ascribed thereto in subsection 1.1(a);

         (dd)     "HOLDCO SELLER" has the meaning ascribed thereto in Schedule
                  C;

         (ee)     "INTELLECTUAL PROPERTY" means all:

                  (i) copyrights in any original works and all rights in any works not subject to copyright, including, without limitation, so-called "look and feel", design elements, ordering of content, graphic user interface, ideas or concepts, computer software programs or applications (in both source code and object form code), database rights and tangible or intangible proprietary information or material;

                  (ii) trade-marks, including both registered and unregistered trade-marks and service marks, designs, logos, indicia, distinguishing guises, trade dress, trade names, business names, any other source or business identifiers including domain names, and all goodwill associated with the foregoing;

                  (iii) trade secrets, confidential information and know-how, innovations, processes, technology, reports and studies, data, research designs, research results and notes, prototypes, drawings, design and construction specifications, maskworks, net lists, schematics; and

                  (iv) patents and utility models and applications therefor and all provisionals, re-issuances, continuations, continuations-in-part, divisions, revisions, extensions, and re-examinations thereof and all equivalent or similar rights anywhere in the world in inventions and discoveries including invention disclosures;

         (ff) "LATEST MAILING DATE" has the meaning ascribed thereto in subsection 1.1(c);

         (gg) "LAWS" means applicable Laws (including common law), statutes, by-laws, rules, regulations, directives, instructions, orders, ordinances, protocols, codes, guidelines, treaties, policies, notices, directions, decrees, judgments, awards or requirements, in each case of any Governmental Authority;

         (hh) "LEASED REAL PROPERTY" has the meaning ascribed thereto in paragraph 30 of Schedule B;

         (ii) "LOCK-UP AGREEMENT" has the meaning ascribed thereto in Recital 2;

         (jj) "LOCKED-UP SHAREHOLDER" has the meaning ascribed thereto in Recital 2;

         (kk) "MAILING DATE" has the meaning ascribed thereto in subsection 1.1(e);

         (ll)     "MATCH PERIOD" has the meaning ascribed thereto in Section
                  5.3(a);

         (mm) "MATERIAL ADVERSE EFFECT" means any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be (individually or in the aggregate), material and adverse to the assets, properties, prospects, condition (financial or otherwise), results of operations or liabilities of the Company and its Subsidiaries taken as a whole other than any change, effect, event, occurrence or state of facts relating to (i) the United States, Canadian or international economies generally; or (ii) securities markets in general;

         (nn) "MINIMUM TENDER CONDITION" has the meaning ascribed thereto in paragraph (a) of Schedule A;

         (oo)     "OBCA" has the meaning ascribed thereto in Section 1.4;

         (pp)     "OFFER" has the meaning ascribed thereto in subsection 1.1(a);

         (qq)     "OFFEROR" has the meaning ascribed thereto in the preamble;

         (rr)     "OPTIONS" has the meaning ascribed thereto in subsection
                  1.1(a);

         (ss)     "PARENT" has the meaning ascribed thereto in the preamble;

         (tt) "PERSON" means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, Government Authority, and where the context requires any of the foregoing when they are acting as trustee, executor, administrator or other legal representative;

         (uu) "POLICY GUIDELINES" means all material policy manuals and other statements of procedures or instruction relating to recruitment of students for the Schools, including, if applicable, (i) procedures for assisting in the application by prospective students for direct or indirect provincial or federal financial assistance; (ii) admissions procedures, including any descriptions of procedures for insuring compliance with provincial or federal or other appropriate standards or tests of eligibility; and (iii) procedures for encouraging and verifying attendance, minimum required attendance policies, and other relevant criteria relating to course completion and certification;

         (vv) "PRE-ACQUISITION REORGANIZATION" has the meaning ascribed thereto in Section 5.9;

         (ww) "REAL PROPERTY" means the immoveable property now or formerly owned or leased by the Company and/or the Subsidiaries;

         (xx) "REAL PROPERTY LEASE" has the meaning ascribed thereto in paragraph 30 of Schedule B;

         (yy) "REAL PROPERTY LEASES" has the meaning ascribed thereto in paragraph 30 of Schedule B;

         (zz) "REGISTERED INTELLECTUAL PROPERTY" has the meaning ascribed thereto in paragraph 13(a) of Schedule B;

         (aaa) "REVISIONS" means all periodic updates or revisions to the Curriculum as developed or used by the Company through the date that the Offeror takes up and pays for the Shares;

         (bbb) "SCHOOLS" means (i) those certain post-secondary, vocational or career training schools and (ii) the corporate education division owned, operated and administered by the Company and its Subsidiaries;

         (ccc) "SECTION 5.3 NOTICE" has the meaning ascribed thereto in subsection 5.3(a);

         (ddd)    "SHAREHOLDERS" has the meaning ascribed hereto in Recital 2;

         (eee) "SHARE PURCHASE AGREEMENT" has the meaning ascribed thereto in Schedule C;

         (fff)    "SHARES" has the meaning ascribed thereto in Recital 1;

         (ggg) "STOCK OPTION PLAN" means the Palmtree Fixed Stock Option Plan adopted on June 15, 1999 pursuant to which options are granted to directors, officers, employees or consultants of Palmtree;

         (hhh) "SUBSEQUENT ACQUISITION TRANSACTION" has the meaning ascribed thereto in Section 1.4;

         (iii) "SUBSIDIARIES" has the meaning ascribed thereto in paragraph 2 of Schedule B;

         (jjj) "SUPERIOR PROPOSAL" has the meaning ascribed thereto in subsection 5.2(a);

         (kkk) "TAXES" means any taxes, charges, fees, levies or other assessments, including all net income, gross income, capital taxes, gross receipt taxes, premiums, sales and use, goods and services, harmonized sales, employer health, ad valorem, transfer, gains, profits, windfall profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, license, stamp, custom duties, alternative or add-on minimum taxes, employment, disability, payroll, Canada or Quebec Pension Plan premiums, severance or withholding taxes, or other withholding obligations, social security premiums, workers' compensation premiums, employment insurance or compensation premiums, other taxes or similar charges of any kind whatsoever imposed by any governmental entity or taxing authority (domestic or foreign) or for which such entity is responsible and includes instalments of Taxes and any interest, fines and penalties on or additions to any such taxes or in respect of a failure to comply with any requirement relating to any Tax return;

         (lll)    "THIRD PARTY BENEFICIARY" has the meaning ascribed thereto in
                  Section 7.10; and

         (mmm)    "TSX" has the meaning ascribed thereto in subsection 4.1(h).

                                     - 6 -